                                                                    EXHIBIT 99.1

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS.

    The following discussion should be read in conjunction with the consolidated financial statements, the notes thereto, and the comparative summary of selected financial data appearing elsewhere in this report. Dollars are in thousands, except per Share and per Unit amounts.

    This Form 10-K contains forward-looking statements with respect to the operation of certain of our properties. We believe the expectations reflected in the forward-looking statements made in this document are based on reasonable assumptions. Certain factors could occur that might cause actual results to vary. These include: our success or failure in implementing our business strategy; economic conditions generally and in the commercial real estate and finance markets specifically; our cost of capital, which depends in part on our asset quality, our relationships with lenders and other capital providers, our business prospects and outlook and general market conditions, and changes in governmental regulations, tax rates and similar matters, and other factors discussed elsewhere in this Form 10-K report filed with the Securities and Exchange Commission. The forward-looking statements are identified by terminology such as "may," "will," "should," "believe," "expect," "estimate," "anticipate," "continue," "predict" or similar terms. Although we believe that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those projected in the forward-looking statements.

OVERVIEW

    We are a fully integrated, self-administered and self-managed real estate investment trust that develops, acquires, manages and owns community centers in the midwestern, southeastern and mid-Atlantic regions of the United States. As of December 31, 2001, we had a portfolio of 57 shopping centers totaling approximately 11.4 million square feet of gross leaseable area located in 12 states. Our properties consist of 56 community shopping centers; nine of which are power centers and three of which are single tenant facilities. We also own one enclosed regional mall.

    Our operating results are dependent primarily upon rental income received from tenants under existing leases. Our future success is dependent in part on our ability to collect rental payments, maintain occupancy and increase rental rates as leases expire. An economic slowdown could result in increases in our overall vacancy rates or declines in the rent we can charge to re-lease properties upon expiration of current leases.

    OCCUPANCY -- Occupancy in 2001 increased for our overall portfolio with a breakdown by asset category as follows:

                                                    2001     2000
                                                    ----     ----
                     Enclosed regional mall...      94.0%    89.9%
                     Community centers........      95.6     94.2
                     Portfolio summary........      95.5%    93.7%
                                                    ====     ====

    AVERAGE BASE RENTS -- Average base rents, per square foot, for the two portfolio categories at December 31, 2001 and 2000 were as follows:

                                                             PERCENTAGE
                                            2001      2000    INCREASE
                                            ----      ----   ----------
             Enclosed regional mall...    $  8.58   $  8.35      2.8%
             Community centers........       7.40      6.90      7.2%
             Portfolio summary........    $  7.44   $  7.04      5.7%
                                          =======   =======      ===

    LEASE RENEWALS -- We achieved the following in base rent for leases that were renewed during 2001:


                                   PER SQUARE   PER SQUARE   PERCENTAGE
                                    FOOT RENT    FOOT RENT    INCREASE
                                   PRIOR LEASE   NEW LEASE   (DECREASE)      GLA
                                   -----------  ----------   ----------      ---
      Enclosed regional mall...      $ 13.19      $ 13.04       (1.2)%       6,679
      Community centers........      $  7.22      $  7.63        5.6%      318,857

    NEW LEASES -- For new leases entered into during 2001, we achieved the following increases in base rent:

                                 PER SQUARE
                                  FOOT RENT  PER SQUARE   PERCENTAGE
                                  PORTFOLIO   FOOT RENT    INCREASE
                                   AVERAGE    NEW LEASE   (DECREASE)      GLA
                                 ----------  ----------   ----------      ---
               Anchor........      $  5.89     $  8.05        36.6%     416,129
               Non-anchor....      $ 11.26     $ 11.54         2.5%     250,263




                                      PER SQUARE
                                       FOOT RENT   PER SQUARE   PERCENTAGE
                                       PORTFOLIO    FOOT RENT    INCREASE
                                        AVERAGE     NEW LEASE   (DECREASE)      GLA
                                      ----------   ----------   ----------      ---
         Enclosed regional mall...      $    --      $    --         --%           --
         Community centers........      $  7.45      $  9.36        25.6%     666,392

CRITICAL ACCOUNTING POLICIES

    The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements. It is our opinion that we fully disclose our significant accounting policies in the Notes to the Consolidated Financial Statements. Consistent with our disclosure policies we include the following discussion related to what we believe to be our most critical accounting policies that require our most difficult, subjective or complex judgment:

    RESERVE FOR BAD DEBTS -- We provide for bad debt expense based upon the reserve method of accounting. Historically we have provided approximately 0.5% of rental revenues as our annual bad debt reserve based on the level of bad debt we have experienced. Due to the economic downturn in the retail industry and the increase in the number of retail companies filing for bankruptcy protection (including Kmart Corporation during January 2002), we increased the bad debt expense to approximately 0.9% of rental revenue for the year ended December 31, 2001.

    We continuously monitor the collectability of our accounts receivable (billed, unbilled and straight-line) from tenants and based on our judgment, adjust the allowance for bad debts as necessary. It is our policy to cease recording rental income from tenants when we believe such amounts would be uncollectible. Management believes the allowance is adequate to absorb currently estimated bad debts. However, if we experience bad debts in excess of the reserves we have established, our operating income would be reduced.

    Bad debt expense amounted to $735, $330 and $559 for the three years ended December 31, 2001, 2000 and 1999, respectively.

    REVENUE RECOGNITION -- Shopping center space is generally leased to retail tenants under leases which are accounted for as operating leases. We recognize minimum rents on the straight-line method over the terms of the leases, as required under Statement of Financial Accounting Standard No. 13. Certain of the leases also provide for additional revenue based on contingent percentage income which is recorded on an accrual basis once the specified target that triggers this type of income is achieved. The leases also typically provide for tenant recoveries of common area maintenance, real estate taxes and other operating expenses. These recoveries are recognized as revenue in the period the applicable costs are incurred.

    Straight line rental income was greater than the current amount required to be paid by our tenants by $2,135, $3,383 and $2,705 for the years ended December 31, 2001, 2000 and 1999, respectively. Accounts receivable include unbilled straight-line rent receivables of $10,560 at December 31, 2001 and $9,865 at December 31, 2000. Straight line rent receivable at December 31, 2001, includes approximately $1,997 due from Kmart Corporation.

    REAL ESTATE -- We record real estate assets at the lower of cost or fair value if impaired. Costs incurred for the acquisition development and construction of properties are capitalized. For redevelopment of an existing operating property, the undepreciated net book value plus the cost for the construction (including demolition costs) incurred in connection with the redevelopment are capitalized to the extent such costs do not exceed the estimated fair value when complete. To the extent such costs exceed the estimated fair value of such property, the excess is charged to expense.

    We evaluate the recoverability of our investment in real estate whenever events or changes in circumstances indicate that the carrying amount of an asset may be impaired. Our assessment of recoverability of our real estate assets includes, but is not limited to recent operating results, expected net operating cash flow and our plans for future operations. For the years ended, December 31, 2001, 2000 and 1999, none of our assets were considered impaired.

    During 2001, we have completed redevelopment projects aggregating approximately 212,300 square feet at a total cost of approximately $9,100 at three of our shopping centers (Conyers Crossing, Clinton Valley Mall and Roseville Plaza). We are currently expanding or redeveloping two shopping centers (Sunshine Plaza and Lantana Plaza) for a total cost of approximately $12,000.

    In 2002 we will begin the redevelopment of our Tel-Twelve shopping center from an enclosed regional mall to an open-air center for a total cost of approximately $17,000. In connection with the redevelopment, we will demolish approximately 20% of the Gross Leasable Area (133,000 square feet) of the shopping center and construct a 139,600 square foot building for a nationally recognized home improvement retailer.

    OTHER ASSETS -- Other assets consist primarily of prepaid expenses, proposed development and acquisition costs, and financing and leasing costs which are amortized using the straight-line method over the terms of the respective agreements.

    Proposed development and acquisition costs amounted to $8,394 at December 31, 2001 and $5,190 at December 31, 2000, and included our investment of $5,140 in an entity that is currently developing a shopping center. The cost method is used to account for our investment in the entity because we do not have the ability to exercise significant influence over the investee's operating and financial policies.

    Using our best estimates based on reasonable and supportable assumptions and projections, we review for impairment such assets whenever events or changes in circumstances indicate that the carrying amount of these assets might not be recoverable.

RESULT OF OPERATIONS

Comparison of Year Ended December 31, 2001 to Year Ended December 31, 2000

    Total revenue increased 2.7% or $2,371 to $89,502 for the year ended December 31, 2001 as compared to $87,131 for the year ended December 31, 2000. Of the $2,371 increase, $722 was the result of increased minimum rents. The sale of White Lake MarketPlace and Athens Town Center in 2001 resulted in a reduction of $2,532 in minimum rents offset by a $3,254 increase in minimum rents in our portfolio when compared to the year ended December 31, 2000.

    Recoveries from tenants decreased $609, or 2.6% to $23,119 for the twelve months ended December 31, 2001, as compared to $23,728 for the twelve months ended December 31, 2000. The overall recovery ratio was 95.3% for the year ended December 31, 2001, compared to 97.3% for the year ended December 31, 2000. The decline in this ratio is a result of decreased occupancy during redevelopment of four shopping centers and the sale of White Lake MarketPlace and Athens Town Center.

    In January 2001, we sold White Lake MarketPlace to Pontiac Mall Limited Partnership for cash of $20,200, resulting in a gain on sale of approximately $5,300. Various executive officers/trustees of the Company are partners in that partnership. The property was offered for sale, utilizing the services of a national real estate brokerage firm, and we accepted the highest offer from an unrelated party. Subsequently the buyer cancelled the agreement. Pontiac Mall Limited Partnership presented a comparable offer, which resulted in more favorable economic benefits to us. The sale of the property was entered into upon the unanimous approval of the independent members of our Board of Trustees.

    Since January 1, 2001, Ramco-Gershenson, Inc. ("Ramco"), our management company providing property management services to us and to other entities, has been consolidated in our financial statements. As of January 1, 2001, Ramco elected to be a taxable real estate investment trust subsidiary for federal income tax purposes. In conjunction with the tax election, we entered into an option agreement to purchase the remaining voting common stock of Ramco. In prior years this entity was accounted for using the equity method of accounting. Fees and management income earned by Ramco contributed $2,485 to the increase in revenue for the year ended December 31, 2001.

    For the twelve months ended December 31, 2001, percentage rents decreased $303 to $1,442, as compared to $1,745 for the twelve months ended December 31, 2000. The decrease is the result of tenant changes associated with redevelopment projects and our efforts to convert percentage rent to higher minimum rent when renewing leases. Interest and other income increased $76, to $2,700 for the twelve months ended December 31, 2001.

    Total expenses for the year ended December 31, 2001 increased 4.1%, or $3,073 to $77,227, compared to $74,154 for the year ended December 31, 2000. The increase was due to a $1,793 increase in depreciation and amortization and a $2,817 increase in general and administrative expense. The increase was offset by a $107 decrease in total recoverable expenses, including real estate taxes; a decrease of $6 in other operating; and a $1,424 decrease in interest expense.

    Depreciation and amortization increased 11.9% in 2001, to $16,842 from $15,049 in 2000. The increase is primarily due to the redevelopment projects completed during 2001 and amortization of leasing commissions and financing costs. The consolidation of Ramco in 2001 contributed $299 to the increase.

    General and administrative expenses were $8,337 and represented 9.3% of total revenue for the year ended December 31, 2001, as compared to $5,520 and 6.3% of total revenue for the same period in 2000. The $2,817 increase is principally attributable to consolidating Ramco in our financial statements in 2001. Fee and management income of $2,485 included in total revenue for the year ended December 31, 2001, were offset against our management fee paid to Ramco prior to 2001.

    Interest expense decreased $1,424, from $27,756 to $26,332 for the twelve months ended December 31, 2001. The 5.1% decrease is the result of lower balances on our secured credit facility through Fleet National Bank ("Credit Facility") and mortgages as well as reduced interest rates, offset by a reduction in our capitalization of interest on development and redevelopment projects. Capitalized interest amounted to $1,310 during the twelve months ended December 31, 2000, and related to construction of Auburn Mile and redevelopment projects, as compared to $348 of capitalized interest for redevelopment projects for the same period in 2001. For the year ended December 31, 2001, weighted average interest rates decreased to 7.2% compared to 8.3% for the same period in 2000.

    Earnings from unconsolidated entities increased $615 from $198 in 2000 to $813 for the year ended December 31, 2001. Our share of Rossford Development LLC's income increased from $24 in 2000 to $262 in 2001. The two joint ventures we invested in during 2001 contributed $15 to the increase. In addition, depreciation and amortization expense arising from our net basis in the unconsolidated entities' assets decreased by $148 from $267 in 2000 to $119 for the year ended December 31, 2001.

    During the year ended December 31, 2001, we completed $29,045 in asset sales and recognized net gains of $5,550. The sales of properties included White Lake MarketPlace and Athens Town Center, as well as the sales of four parcels of land.

    The increase in minority interest is the result of higher income before minority interest for the twelve months ended December 31, 2001 when compared to the twelve months ended December 31, 2000.

Comparison of Year Ended December 31, 2000 to Year Ended December 31, 1999

    Total revenue increased 5.1% or $4,187 to $87,131 for the year ended December 31, 2000, compared to $82,944 for the year ended December 31, 1999. Of this increase, minimum rents increased by $450, or 0.8%, to $59,034 in 2000 from $58,584 in 1999. Recoveries from tenants increased $2,390 or 11.2% to $23,728 for the year ended December 31, 2000, compared to $21,338 for the year ended December 31, 1999.

    The sale of Chester Springs and Rivertowne Square in August 1999 to RPT/Invest, LLC and the disposition of Commack (Toys R Us) and Trinity Corners Shopping Center in December 1999 accounted for a reduction in minimum rent of $3,066 for the year ended December 31, 2000. Development projects at White Lake MarketPlace and Auburn Mile contributed $2,441 to minimum rent when compared to 1999. The balance of the increase in minimum rents is primarily attributable to five redevelopment projects completed during 2000.

    Recoveries from tenants increased $2,390, or 11.2% and is primarily due to a higher level of recoverable operating expenses and real estate taxes associated with White Lake MarketPlace and Auburn Mile developments. The overall recovery ratio was 97.3% for the year ended December 31, 2000, compared to 96.9% for the year ended December 31, 1999.

    For the twelve months ended December 31, 2000, percentage rents decreased $292 to $1,745, compared to $2,037 for the twelve months ended December 31, 1999. This decrease is primarily the result of our initiative to convert tenants to higher minimum rent, reducing our reliance on percentage rents as a potential source of revenue. Interest and other income increased $1,639, from $985 for the twelve months ended December 31, 1999 to $2,624. Lease termination fees were $1,011 greater in the twelve months ended December 31, 2000 when compared to the same period in 1999 and kiosk license income increased $255 for the period. Gain on sale of land options during the twelve months ended December 31, 2000, accounted for $238 of the increase.

    Total expenses for the year ended December 31, 2000 increased 9.1%, or $6,209, to $74,154 compared to $67,945 for the year ended December 31, 1999. The increase was due to a $2,356 increase in operating expenses, including recoverable operating expenses and real estate taxes, a $1,923 increase in depreciation and amortization, a $37 increase in other operating expenses, a $2,335 increase in interest expense, and a $442 decrease in general and administrative expenses.

    Real estate taxes increased $1,639, or 21.3%, from $7,713 to $9,352 for the year ended December 31, 2000. White Lake MarketPlace and Auburn Mile development projects contributed $1,228 to the increase in real estate taxes when compared to 1999.

    The $1,923 increase in depreciation is primarily due to the redevelopment projects we completed during 2000 and amortization for current year additions of tenant improvements and leasing commissions. Depreciation and amortization for White Lake MarketPlace contributed $286 to the increase.

    General and administrative expenses were $5,520 and represented 6.3% of total revenue for the year ended December 31, 2000, compared to $5,962 and 7.2% of total revenue for the same period in 1999. The decrease is primarily attributable to a $249 gain on sale of real estate recognized by Ramco, one of our unconsolidated entities in 2000, and by increased leasing and development fees earned by the unconsolidated entity, which reduced our reimbursement obligation.

    Interest expense increased $2,335, from $25,421 to $27,756 for the twelve months ended December 31, 2000. The 9.2% increase is the result of higher interest rates on variable rate debt for the twelve months ended December 31, 2000, increased borrowings on the Credit Facility and increased borrowings on the construction loans used to finance White Lake MarketPlace and the Auburn Mile developments.

    Earnings from unconsolidated entities increased $402, to $198 in 2000 from a loss of $204 in 1999. Improved operating results of the unconsolidated entities increased $208, from $257 in 1999 to $465 for the year ended December 31, 2000. In addition, depreciation and amortization expense arising from our net basis in the unconsolidated entities' assets decreased by $194 for the year ended December 31, 2000.

    During the year ended December 31, 2000, we completed $5,431 in asset sales and recognized net gains of $3,795. The sales of properties included land parcels at Tel-Twelve Mall in April 2000 and Roseville Plaza in December 2000.

    The increase in minority interest is primarily the result of higher income before minority interest for the twelve months ended December 31, 2000 when compared to the twelve months ended December 31, 1999.

LIQUIDITY AND CAPITAL RESOURCES

    We generated $24,556 in cash flows from operating activities and $5,774 from investing activities for the year ended December 31, 2001. Redevelopment of four shopping centers and improvements to existing properties used $21,727 and additional investments in unconsolidated entities used $2,469 during the year ended December 31, 2001. Proceeds from the sale of real estate provided $29,045 during the year. Financing activities used $27,727 during the twelve months ended December 31, 2001. Borrowings under the Credit Facility, provided $470, net of repayments of $4,950, and repayments on construction loans used $13,575. Cash distributions to shareholders, holders of operating partnership units, and dividends paid to preferred shareholders amounted to $20,247.

    The following is our contractual cash obligations as of December 31, 2001.



                                                                         PAYMENTS DUE BY PERIOD
                                                                   --------------------------------
                                                                      LESS       1 - 3      4 - 5    AFTER 5
                   CONTRACTUAL OBLIGATIONS                TOTAL    THAN 1 YEAR   YEARS      YEARS     YEARS
          --------------------------------------------  ---------  -----------  --------  ---------  --------
          Long-term debt..............................  $ 347,275    $ 8,287    $157,194  $ 154,680  $ 27,114
          Operating leases............................        908        363         545         --        --
          Unconditional construction cost
            obligations...............................      5,300      5,300          --         --        --
                                                        ---------    -------    --------  ---------  --------
               Total contractual cash obligations.....  $ 353,483    $13,950    $157,739  $ 154,680  $ 27,114
                                                        =========    =======    ========  =========  ========


    Our mortgages and notes payable amounted to $347,275 at December 31, 2001 with a weighted average interest rate of 7.15%. The debt consists of twelve loans secured by various properties, plus one unsecured term loan and the Credit Facility, as described below. Ten of the mortgage loans amounting to $195,290 have maturities ranging from 2006 to 2011, monthly payments which include regularly scheduled amortization, and have fixed interest rates ranging between 6.83% to 8.81%. One of the mortgage loans, evidenced by tax free bonds, amounting to $6,560 secured by Oak Brook Square Shopping Center, matures in 2010, and carries a floating interest rate equal to 75% of the new issue long term Capital A rated utility bonds, plus interest to the lender sufficient to cause the lender's overall yield on its investment in the bonds to be equal to 200 basis points over their applicable LIBOR rate (6.41% at December 31, 2001).

    In April 2001, we executed a $10,340 mortgage loan with LaSalle Bank N.A., secured by the property at Madison Shopping Center. The loan has a fixed interest rate of 7.51% and matures in May 2011.

    In November 2001, we converted a construction loan to finance the Auburn Mile shopping center development located in Auburn Hills, Michigan to a new $21,000 mortgage loan. The loan carries an interest rate of 200 basis points over LIBOR, an effective rate of 4.75% at December 31, 2001, and matures in September 2005.

    The Credit Facility bears interest between 162.5 and 225 basis points over LIBOR depending on certain debt ratios (effective interest rate of 6.6% at December 31, 2001) and matures September 2003. The Credit Facility is secured by mortgages on various properties and contains financial covenants relating to liabilities-to-assets ratios, minimum operating coverage ratios and a minimum equity value. As of December 31, 2001, we were in compliance with the covenant terms.

    Outstanding letters of credit issued under the Credit Facility amounted to $818 at December 31, 2001.

    Under terms of the Credit Facility, we are required to maintain interest rate swap agreements to reduce the impact of changes in interest rate on our floating rate debt. We have interest rate swap agreements with an aggregate notional amount of $75,000 at December 31, 2001. Based on rates in effect at December 31, 2001, the agreements provide for fixed rates ranging from 7.0% to 8.3% and expire at various dates through March 2004. We are exposed to credit loss in the event of non-performance by the counter party to the interest rate swap agreements; however we do not anticipate non-performance by the counter party.

    After taking into account the impact of converting our variable rate debt into fixed rate debt by use of the interest rate swap agreements, at December 31, 2001, our variable rate debt accounted for approximately $76,985 of outstanding debt with a weighted average interest rate of 5.1%. Variable rate debt accounted for approximately 22.2% of our total debt and 14.2% of our total capitalization.

    Our debt to total market capitalization (our debt plus the market value of our equity) ratio was 64.3% at December 31, 2001.

    The properties in which Ramco-Gershenson Properties, L.P. (the "Operating Partnership"), owns an interest and which we account for using the equity method of accounting are subject to non-recourse mortgage indebtedness. At December 31, 2001, the pro rata share of non-recourse mortgage debt of these properties held by unconsolidated entities was $25,796 with a weighted average interest rate of 6.2%.

    The mortgage loans (other than our Credit Facility) encumbering our properties, including properties held by our unconsolidated joint ventures, are generally non-recourse, subject to certain exceptions for which we would be liable for any resulting losses incurred by the lender. These exceptions vary from loan to loan but generally include fraud or a material misrepresentation, misstatement or omission by the borrower, intentional or grossly negligent conduct by the borrower that harms the property or results in a loss to the lender, filing of a bankruptcy petition by the borrower, either directly or indirectly, and certain environmental liabilities. In addition, upon the occurrence of certain of such events, such as fraud or filing of a bankruptcy petition by the borrower, we would be liable for the entire outstanding balance of the loan, all interest accrued thereon and certain other costs, penalties and expenses.

    With respect to the Crossroads Centre shopping center, which is owned by a joint venture in which we have a 10% interest, we have guaranteed to the joint venture the completion of the center by October 17, 2002, and we have entered into a master lease with the joint venture under which we are obligated to provide net operating income sufficient to provide a 1.2 to 1.0 debt service coverage ratio. In the event that the center is not completed by the scheduled completion date, we would be obligated to the joint venture for any damages it incurs due to such failure. We believe that the construction of the center has been substantially completed in accordance with the terms of our agreement. We have the option to purchase the Crossroads Centre shopping center from the joint venture, exercisable by notice on or before July 16, 2002, and if we do not exercise this option, we will be obligated to make an option payment of $3.3 million to the 90% owner of this joint venture on July 17, 2002.

    Our capital structure at December 31, 2001, includes property-specific mortgages, an unsecured term loan, the Credit Facility, our Series A Preferred Shares, our Common Shares and a minority interest in the Operating Partnership. At December 31, 2001, the minority interest in the Operating Partnership represented a 29.3% ownership in the Operating Partnership which may, under certain conditions, be exchanged for 2,944,977 Common Shares.

    As of December 31, 2001, Operating Partnership Units ("OP Units") issued were exchangeable for our Common Shares on a one-for-one basis. We, as sole general partner of the Operating Partnership, have the option, but not the obligation, to settle exchanged OP Units in cash based on the current trading price of our Common Shares. Assuming the exchange of all limited partnership interests in the Operating Partnership, there would have been 10,037 of our common shares outstanding at December 31, 2001, with a market value of approximately $161,086 at December 31, 2001 (based on the closing price of $16.05 per share on December 31, 2001).

    The principal uses of our liquidity and capital resources are for acquisitions, development, redevelopment, including expansion and renovation programs and debt repayment. To maintain our qualification as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the "Code"), we are required to distribute to our shareholders at least 90% of our "Real Estate Investment Trust Taxable Income" as defined in the Code.

    We have historically funded, and may continue to fund, some of our acquisition and development activities by entering into joint venture transactions with third parties in which we own 50% or less of the joint venture entity.

    As part of our business plan to improve our capital structure and reduce debt, we will continue to pursue the strategy of selling fully-valued properties and to dispose of shopping centers that no longer meet the criteria established for our portfolio. Our ability to obtain acceptable selling prices and satisfactory terms will impact the timing of future sales. Net proceeds from the sale of properties are expected to reduce outstanding debt.

    The conversion of our Tel-Twelve shopping center from an enclosed regional mall to an open-air center is currently in process along with the proposed redevelopment at our Shoppes of Lakeland. These redevelopments will include demolition and rebuilding of a portion of Tel-Twelve, as well as retenanting of the Shoppes of Lakeland. As a result of reduced rental income during the redevelopment period, it is our estimate that net income will decrease by approximately $3,400 for these two centers for the year ended December 31, 2002.

    We anticipate that the combination of the availability under the Credit Facility, possible equity offerings, the sale of existing properties, and potential new debt will satisfy our expected working capital requirements through at least the next 12 months. We anticipate adequate liquidity for the foreseeable future to fund future developments, expansions, repositionings, and to continue currently planned capital programs, and to make distributions to our shareholders in accordance with the Code's requirements applicable to REITs. Although we believe that the combination of factors discussed above will provide sufficient liquidity, no such assurance can be given.

ECONOMIC CONDITIONS

    Substantially all of the leases at our properties provide for tenants to pay their pro rata share of operating expenses, including common area maintenance and real estate taxes, thereby reducing our exposure to increases in operating expenses resulting from inflation. Many of the tenants' leases contain provisions designed to lessen the impact of inflation. Such provisions include the ability to receive percentage rentals based on a tenant's gross sales, which generally increase as prices rise, and or escalation clauses, which generally increase rental rates during the terms of the leases. In addition, many of the leases are for terms of less than ten years, which may enable the Operating Partnership to replace existing leases with new leases at a higher base and/or percentage rentals if rents of the existing leases are below the then existing market rate.

    The retail industry has experienced some financial difficulties during the past few years and certain local, regional and national retailers have filed for protection under bankruptcy laws. If this trend should continue, our future earnings performance could be negatively impacted.

RISKS RELATED TO OUR BUSINESS

ADVERSE MARKET CONDITIONS AND TENANT BANKRUPTCIES

    The economic performance and value of our real estate assets are subject to all the risks associated with owning and operating real estate, including risks related to adverse changes in national, regional and local economic and market conditions. Our current properties are located in 12 states in the midwestern, southeastern and mid-Atlantic regions of the United States. The economic condition of each of our markets may be dependent on one or more industries. An economic downturn in one of these industries may result in a business downturn for our tenants, and as a result, these tenants may fail to make rental payments, decline to extend leases upon expiration, delay lease commencements or declare bankruptcy.

    Any tenant bankruptcies, leasing delays, or failure to make rental payments when due could result in the termination of the tenant's lease, causing material losses to us and adversely impacting our operating results. If our properties do not generate sufficient income to meet our operating expenses, including future debt service, our income and results of operations would be adversely affected. During 2001, seven of our tenants filed for bankruptcy protection, representing a total of 15 locations. These tenants represented approximately 1.7% of our annualized base rental income at December 31, 2001. During January 2002, two more of our tenants filed for bankruptcy protection, including Kmart Corporation, which represented approximately 6.1% of our annualized base rental income at December 31, 2001.

    Any bankruptcy filings by or relating to one of our tenants or a lease guarantor would bar all efforts by us to collect pre-bankruptcy debts from that tenant, the lease guarantor or their property, unless we receive an order permitting us to do so from the bankruptcy court. A tenant or lease guarantor bankruptcy could delay our efforts to collect past due balances under the relevant leases and could ultimately preclude full collection of these sums. If a lease is assumed by the tenant in bankruptcy, all pre-bankruptcy balances due under the lease must be paid to us in full. However, if a lease is rejected by a tenant in bankruptcy, we would have only a general unsecured claim for damages. Any unsecured claim we hold may be paid only to the extent that funds are available and only in the same percentage as is paid to all other holders of unsecured claims. It is possible that we may recover substantially less than the full value of any unsecured claims we hold, if at all, which may adversely affect our operating results and financial condition.

    Several of our tenants represent a significant portion of our leasing revenues. As of December 31, 2001, we received 8.7% of our annualized rent from Wal-Mart Stores, Inc. and 6.1% from Kmart Corporation. Five other tenants each represented at least 2.0% of our total annualized base rent. The concentration in our leasing revenue from a small number of tenants creates the risk that, should these tenants experience financial difficulties, our operating results could be adversely affected.

WE ARE INVOLVED IN VARIOUS TAX DISPUTES WITH THE INTERNAL REVENUE SERVICE AND MAY NOT BE ABLE TO RESOLVE THESE DISPUTES ON SATISFACTORY TERMS.

    We are involved in a dispute with the IRS that relates to its examination of our taxable years ended December 31, 1991, through 1995. During the third quarter of 1994, we held more than 25% of the value of our total assets in short-term Treasury Bill reverse repurchase agreements, which could be viewed as non-qualifying assets for purposes of determining whether we qualify to be taxed as a REIT. We requested that the IRS enter into a closing agreement with us that our ownership of the short-term Treasury Bill reverse repurchase agreements would not adversely affect our status as a REIT. The IRS deferred any action relating to this issue pending the further examination of our taxable years ended December 31, 1991, through 1994. As discussed below, the field examination has since been completed and the IRS has proposed to disqualify us as a REIT for our taxable year ended December 31, 1994, based on our ownership of the short-term Treasury Bill reverse repurchase agreements.

    In connection with the incorporation and distribution of all of the shares of Atlantic Realty Trust in May 1996, we entered into a tax agreement with Atlantic under which Atlantic assumed all tax liability arising out of the IRS' then ongoing examination, excluding any tax liability relating to any actions or events occurring, or any tax return position taken, after May 10, 1996, but including liabilities for interest, penalties, additions to tax and costs relating to covered taxes. In addition, the tax agreement provides that, to the extent any of our taxes which Atlantic is obligated to pay under the tax agreement can be avoided through the declaration of a "deficiency dividend" (that is, our declaration and payment of a distribution that is permitted to relate back to the year for which the IRS determines a deficiency in order to satisfy the requirement for REIT qualification that we distribute a certain minimum percentage of our "REIT taxable income" for such year), we will make, and Atlantic will reimburse us for the amount of, such deficiency dividend.

    In addition to examining our taxable years ended December 31, 1991, through 1994, the IRS examined our taxable year ended December 31, 1995. Based on these examinations, the IRS has not only proposed to disqualify us as a REIT for our taxable year ended December 31, 1994, based on our ownership of the short-term Treasury Bill reverse repurchase agreements, as noted above, but has also proposed to adjust (increase) our "REIT taxable income" for the taxable years ended December 31, 1991, 1992, 1993, and 1995. If sustained, the adjustments proposed by the IRS to our "REIT taxable income" would, in and of themselves, disqualify us as a REIT for at least some of these years unless we were to pay a deficiency dividend for each of the taxable years for which we would otherwise be disqualified as a REIT as a result of having failed to distribute a sufficient amount of our taxable income. We are continuing to dispute these issues with the IRS through an administrative appeals procedure. In addition, the IRS is currently conducting an examination of our taxable years ended December 31, 1996, and 1997, and of our operating partnership for the taxable years ended December 31, 1997, and 1998.

    Based on the second of two examination reports issued by the IRS, we could be liable for up to $54.1 million in combined taxes, penalties and interest through March 31, 2002. However, this examination report acknowledges (as does the initial examination report) that we can avoid disqualification as a REIT for certain of our examined tax years if we distribute a deficiency dividend to our shareholders. The distribution of a deficiency dividend would be deductible by us, thereby reducing our liability for federal income tax. Based on the second examination report, the proposed adjustments to our "REIT taxable income" would require us to pay a deficiency dividend to our current shareholders resulting in combined taxes, penalties, interest and deficiency dividends of approximately $56.3 million as of March 31, 2002.

    If the IRS successfully challenges our status as a REIT for any taxable year, we will be able to re-elect REIT status commencing with the fifth succeeding taxable year (or possibly an earlier taxable year if we meet certain relief provisions of the Internal Revenue Code). Thus, for example, if the IRS successfully challenges our status as a REIT solely for our taxable year ended December 31, 1994, based on our ownership of the short-term Treasury Bill reverse repurchase agreements, we will be able to re-elect REIT status no later than our taxable year which began January 1, 1999.

    In the notes to the consolidated financial statements made part of Atlantic's quarterly report on Form 10-Q filed with the Securities and Exchange Commission for the quarter ended September 30, 2001, Atlantic has disclosed its liability for the tax deficiencies (and interest and penalties on the tax deficiencies) proposed to be assessed against us by the IRS for the taxable years ended December 31, 1991, through 1995, as reflected in each of the two examination reports issued by the IRS. We believe, but can provide no assurance, that Atlantic currently has sufficient assets to pay such tax deficiencies, interest and penalties. According to the quarterly report on Form 10-Q filed by Atlantic for its quarter ended September 30, 2001, Atlantic had net assets on September 30, 2001, of approximately $60 million (as determined pursuant to the liquidation basis of accounting). If the amount of tax, interest and penalties assessed against us ultimately exceeds the amounts proposed in each of the examination reports, however, because interest continues to accrue on the proposed tax deficiencies, or if additional tax deficiencies are proposed or for any other reason, then Atlantic may not have sufficient assets to reimburse us for all amounts we must pay to the IRS, and we would be required to pay the difference out of our own funds. Accordingly, the ultimate resolution of any controversy over tax liabilities covered by the above-described tax agreement may have a material adverse effect on our financial position, results of operation or cash flows, including if we are required to distribute deficiency dividends to our shareholders and/or pay additional taxes, interest and penalties to the IRS in amounts that exceed the value of Atlantic's net assets. Moreover, the IRS may assess us with taxes that Atlantic is not required under the above-described tax agreement to pay, such as taxes arising from the recently-commenced examination of us for the taxable years ended December 31, 1996, and 1997, and of our operating partnership for the taxable years ended December 31, 1997, and 1998. There can be no assurance, therefore, that the IRS will not assess us with substantial taxes, interest and penalties which Atlantic cannot, is not required to, or otherwise does not pay.

OUR FAILURE TO QUALIFY AS A REIT WOULD RESULT IN HIGHER TAXES AND REDUCED CASH AVAILABLE FOR OUR SHAREHOLDERS.

    We believe that we currently operate in a manner so as to qualify as a REIT for federal income tax purposes. If, however, we were to fail to qualify as a REIT in any taxable year, we would be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates, and distributions to shareholders would not be deductible by us in computing our taxable income. Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to our shareholders, which in turn could have an adverse impact on the value of, and trading prices for, our shares. Unless entitled to relief under certain Internal Revenue Code provisions, we also would be disqualified from taxation as a REIT for the four taxable years following the year during which we ceased to qualify as a REIT.

ABILITY TO SUCCESSFULLY IDENTIFY OR COMPLETE SUITABLE ACQUISITIONS AND NEW DEVELOPMENTS.

    Integral to our business strategy is our ability to continue to acquire and develop properties. We also may not be successful in identifying suitable real estate properties that meet our acquisition criteria and are compatible with our growth strategy or in consummating acquisitions or investments on satisfactory terms. We may not be successful in identifying suitable areas for new development, negotiating for the acquisition of the land, obtaining required permits and authorizations, completing developments in accordance with our budgets and on a timely basis or leasing any newly-developed space. If we fail to identify or complete suitable acquisitions or developments within our budget, our financial condition and results of operations could be adversely affected and our growth could slow, which in turn could adversely impact our share price.

OUR REDEVELOPMENT PROJECTS MAY NOT YIELD ANTICIPATED RETURNS, WHICH WOULD ADVERSELY AFFECT OUR OPERATING RESULTS.

    A key component of our business strategy is exploring redevelopment opportunities at existing properties within our portfolio and in connection with property acquisitions. To the extent that we engage in these redevelopment activities, they will be subject to the risks normally associated with these projects, including, among others, cost overruns and timing delays as a result of the lack of availability of materials and labor, weather conditions and other factors outside of our control. Any substantial unanticipated delays or expenses could adversely affect the investment returns from these redevelopment projects and adversely impact our operating results.

SENSITIVITY ANALYSIS

    We are exposured to interest rate risk on our variable rate debt obligations. Based on our debt and interest rates and the interest rate swap agreements in effect at December 31, 2001, a 100 basis point change in interest rates would affect our earnings and cash flows by approximately $768.

FUNDS FROM OPERATIONS

    We generally consider funds from operations, also known as "FFO," an appropriate supplemental measure of our financial performance because it is predicated on cash flow analyses. We have adopted the most recent National Association of Real Estate Investment Trusts ("NAREIT") definition of FFO, which was amended effective January 1, 2000. Under the NAREIT definition, FFO represents income before minority interest, excluding extraordinary items, as defined under accounting principles generally accepted in the United States of America, gains on sales of depreciable property, plus real estate related depreciation and amortization (excluding amortization of financing costs), and after adjustments for unconsolidated partnerships and joint ventures. Our computation of FFO may, however, differ from the methodology for calculating FFO utilized by other real estate companies, and therefore, may not be comparable to these other real estate companies. FFO should not be considered an alternative to net income as an indication of our performance or to cash flows as a measure of liquidity or our ability to pay distributions.

    FFO does not represent cash generated from operating activities in accordance with accounting principles generally accepted in the United States of America and should not be considered an alternative to net income as an indication of our performance or to cash flows from operating activities a measure of liquidity or our ability to pay distributions. Furthermore, while net income and cash generated from operating, investing and financing activities, determined in accordance with accounting principles generally accepted in the United States of America, consider capital expenditures which have been and will be incurred in the future, the calculations of FFO does not.

    The following table illustrates the calculation of FFO for the years ended December 31, 2001, 2000 and 1999:

                                                                                     2001         2000        1999
                                                                                  ----------   ----------  ---------
            Net Income........................................................    $  13,863    $  11,756   $  11,839
              Less: Gain on sale of property(1)...............................       (5,207)      (3,420)     (1,225)
              Add: Depreciation and amortization..............................       17,148       15,584      13,339
                   Cumulative effect of change in accounting
                      principle...............................................           --        1,264          --
                   Minority interest in partnership...........................        5,803        4,942       4,915
                                                                                  ---------    ---------   ---------
            Funds from operations-- diluted...................................       31,607       30,126      28,868
              Less: Preferred share dividends.................................       (3,360)      (3,360)     (3,407)
                                                                                  ---------    ---------   ---------
            Funds from operations-- basic.....................................    $  28,247    $  26,766   $  25,461
                                                                                  =========    =========   =========
            Weighted average equivalent shares outstanding(2)
              Basic...........................................................       10,050       10,131      10,170
                                                                                  =========    =========   =========
              Diluted.........................................................       12,070       12,132      12,170
                                                                                  =========    =========   =========
            Supplemental disclosure:
              Straight-line rental income.....................................    $   2,135    $   3,383   $   2,705
                                                                                  =========    =========   =========
              Amortization of management contracts and covenants not to
                 compete......................................................    $     224    $     224   $     422
                                                                                  =========    =========   =========

----------

(1) Excludes gain on sale of undepreciated land of $343 in 2001, $375 in 2000 and includes $251 gain on sale of property of an unconsolidated entity in 1999.

(2) For basic FFO, represents the weighted average total shares outstanding, assuming the redemption of all Operating Partnership Units for Common Shares. For diluted FFO, represents the weighted average total shares outstanding, assuming the redemption of all Operating Partnership Units for Common Shares, the Series A Preferred Shares converted to Common Shares and the Common Shares issuable under the treasury stock method upon exercise of stock options.

CAPITAL EXPENDITURES

    During 2001, we spent approximately $6,193 on revenue-generating capital expenditures including tenant allowances, leasing commissions paid to third-party brokers, legal costs relative to lease documents, and capitalized leasing and construction costs. These types of costs generate a return through rents from tenants over the term of their leases. Revenue-enhancing capital expenditures, including expansions, renovations and repositionings were approximately $12,884.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

    In June 2001, The Financial Accounting Standards Board, also known as FASB, issued Statement of Financial Accounting Standard No. 141 "Business Combinations" ("SFAS 141"). This statement requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. This statement prohibits the use of the pooling of interest method of accounting for business combinations.

We do not expect the provisions of this statement to have a material impact on our consolidated financial statements.

    The FASB issued Statement of Financial Accounting Standard No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142") in June 2001. This statement changes the accounting for the amortization of goodwill and other intangible assets acquired in a business combination from an amortization method to an impairment-only method. The implementation of this statement may require the use of significant judgment to determine how to measure the fair value of intangible assets. We do not expect the provisions of this statement to have a material effect on our consolidated financial statements. We will adopt SFAS 142 as required for our first quarterly filing of our 2002 fiscal year.

    In August 2001, the FASB issued Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS
144). This statement supersedes FASB Statement No. 122, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 144 requires an impairment loss to be recognized if the carrying amount of a long-lived asset is not recoverable and exceeds its fair value. This statement requires the use of one of two present value techniques to measure the fair value of an asset. In addition, this statement would require us to account for the sale of shopping centers as discontinued operations and not as part of our ongoing operations. We do not expect SFAS 144 to have a material impact on our consolidated financial statements, and SFAS 144 is effective as of January 1, 2002.

    Effective January 1, 2001, we adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). This statement, as amended, requires us to measure all derivatives at fair value and to recognize them in the Consolidated Balance Sheet as an asset or liability, depending on our rights and obligations under each derivative contract. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are deferred and recorded as a component of other comprehensive income ("OCI") until the hedged transactions occur and are recognized in earnings. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the ineffective portion of a hedged derivative are recognized in earnings in the current period. The adoption of SFAS 133 resulted in a transition adjustment in OCI of $348 as of January 1, 2001. This is attributable to fair value losses on interest rate swap agreements designated as cash flow hedges. For the year ended December 31, 2001, the change in fair market value of the interest rate swap agreements increased OCI's loss by $2,831, to $3,179.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

    The information required by this Item is included in this report under the caption "Liquidity and Capital Resources".

                                     PART IV

EXHIBITS, FINANCIAL STATEMENT SCHEDULES, AND REPORTS ON FORM 8-K.

Financial Statements of Ramco-Gershenson Properties Trust and the Independent Auditors' Report thereon are filed with this report:

    The following financial statements of Ramco-Gershenson Properties Trust and the Independent Auditors' Report thereon are filed with this report:

                           Independent Auditors' Report........................................    F-1
                           Balance Sheets as of December 31, 2001 and 2000.....................    F-2
                           Statements of Income for the years ended December 31, 2001,
                             2000 and 1999.....................................................    F-3
                           Statements of Shareholders' Equity and Comprehensive Income
                             for the years ended December 31, 2001, 2000 and 1999..............    F-4
                           Statements of Cash Flows for the years ended December 31,
                             2001, 2000 and 1999...............................................    F-5
                           Notes to Financial Statements.......................................    F-6

Financial Statement Schedules required by Item 14(d).

                                 Schedule II-- Valuation and Qualifying Accounts...............    F-25


                        RAMCO-GERSHENSON PROPERTIES TRUST

                          INDEPENDENT AUDITORS' REPORT

To the Board of Trustees of
Ramco-Gershenson Properties Trust:

    We have audited the accompanying consolidated balance sheets of Ramco-Gershenson Properties Trust and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, shareholders' equity and comprehensive income and cash flows for each of the three years in the period ended December 31, 2001. Our audits also included the financial statement schedule listed in the Index at Item 14. These consolidated financial statements and the financial schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these statements based on our audits.

    We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Ramco-Gershenson Properties Trust and subsidiaries as of December 31, 2001 and 2000 and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

    As discussed in Note 3 to the consolidated financial statements, in 2001, Ramco-Gershenson Properties Trust and subsidiaries changed its method of accounting for derivative instruments to conform to Statement of Financial Accounting Standards No. 133, as amended or interpreted.

Deloitte & Touche LLP
Detroit, Michigan
March 6, 2002 (March 14, 2002 as to Note 14 and April 11, 2002 as to Notes 11, 17 and 19)

                        RAMCO-GERSHENSON PROPERTIES TRUST

                           CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 2001 AND 2000

                                                                                         2001          2000
                                                                                     -----------   -----------
                                                                                        (IN THOUSANDS, EXCEPT
                                                                                         PER SHARE AMOUNTS)
                   ASSETS
                   Investment in real estate-- net...............................    $   496,269   $   509,629
                   Cash and cash equivalents.....................................          5,542         2,939
                   Accounts receivable-- net.....................................         17,627        15,954
                   Equity investments in and advances to unconsolidated
                     entities....................................................          7,837         9,337
                   Other assets-- net............................................         25,454        22,425
                                                                                     -----------   -----------
                        Total Assets.............................................    $   552,729   $   560,284
                                                                                     ===========   ===========
                   LIABILITIES AND SHAREHOLDERS' EQUITY
                   Mortgages and notes payable...................................    $   347,275   $   354,008
                   Distributions payable.........................................          5,062         5,076
                   Accounts payable and accrued expenses.........................         18,830        15,355
                                                                                     -----------   -----------
                        Total Liabilities........................................        371,167       374,439
                   Minority Interest.............................................         48,157        47,301
                   Commitments and Contingencies.................................             --            --
                   SHAREHOLDERS' EQUITY
                     Preferred Shares, par value $.01, 10,000 shares authorized;
                        1,400 Series A convertible shares issued
                        and outstanding, liquidation value of $35,000............         33,829        33,829
                     Common Shares of Beneficial Interest, par value $.01,
                        30,000 shares authorized; 7,092 and 7,128 issued and
                        outstanding, respectively................................             71            71
                     Additional paid-in capital..................................        150,186       150,728
                     Accumulated other comprehensive loss........................         (3,179)           --
                     Cumulative distributions in excess of net income............        (47,502)      (46,084)
                                                                                     -----------   -----------
                   Total Shareholders' Equity....................................        133,405       138,544
                                                                                     -----------   -----------
                        Total Liabilities and Shareholders' Equity...............    $   552,729   $   560,284
                                                                                     ===========   ===========


                See notes to consolidated financial statements.

                        RAMCO-GERSHENSON PROPERTIES TRUST

                        CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


                                                                                     2001           2000           1999
                                                                                   --------       --------       --------
                                                                                            (IN THOUSANDS, EXCEPT PER
                                                                                                 SHARE AMOUNTS)
       REVENUES
         Minimum rents ........................................................    $ 59,756       $ 59,034       $ 58,584
         Percentage rents .....................................................       1,442          1,745          2,037
         Recoveries from tenants ..............................................      23,119         23,728         21,338
         Fees and management income ...........................................       2,485           --             --
         Interest and other income ............................................       2,700          2,624            985
                                                                                   --------       --------       --------
              Total Revenues ..................................................      89,502         87,131         82,944
                                                                                   --------       --------       --------
       EXPENSES
         Real estate taxes ....................................................      10,065          9,352          7,713
         Recoverable operating expenses .......................................      14,204         15,024         14,307
         Depreciation and amortization ........................................      16,842         15,049         13,126
         Other operating ......................................................       1,447          1,453          1,416
         General and administrative ...........................................       8,337          5,520          5,962
         Interest expense .....................................................      26,332         27,756         25,421
                                                                                   --------       --------       --------
              Total Expenses ..................................................      77,227         74,154         67,945
                                                                                   --------       --------       --------
       Operating income .......................................................      12,275         12,977         14,999
       Earnings (Loss) from unconsolidated entities ...........................         813            198           (204)
                                                                                   --------       --------       --------
       Income before gain on sale of real estate and minority
         interest .............................................................      13,088         13,175         14,795
       Gain on sale of real estate ............................................       5,550          3,795            974
       Minority interest ......................................................      (5,500)        (4,655)        (4,629)
                                                                                   --------       --------       --------
       Income from continuing operations ......................................      13,138         12,315         11,140
       Income from discontinued operations, net of minority interest ..........         725            705            699
                                                                                   --------       --------       --------
       Income before cumulative effect of change in accounting principle ......      13,863         13,020         11,839
       Cumulative effect of change in accounting principle ....................        --           (1,264)          --
                                                                                   --------       --------       --------
       Net income .............................................................      13,863         11,756         11,839
       Preferred stock dividends ..............................................       3,360          3,360          3,407
                                                                                   --------       --------       --------
       Net income available to common shareholders ............................    $ 10,503       $  8,396       $  8,432
                                                                                   ========       ========       ========
       Basic Earnings per share:
         Income from continuing operations ....................................    $   1.38       $   1.25       $   1.07
         Income from discontinued operations ..................................        0.10           0.09           0.10
         Cumulative effect of change in accounting principle ..................        --            (0.17)          --
                                                                                   --------       --------       --------
         Net Income ...........................................................    $   1.48       $   1.17       $   1.17
                                                                                   ========       ========       ========
       Diluted Earnings per share:
          Income from continuing operations ...................................    $   1.37       $   1.25       $   1.07
          Income from discontinued operations .................................        0.10           0.09           0.10
          Cumulative effect of change in accounting principle .................        --            (0.17)          --
                                                                                   --------       --------       --------
          Net Income ..........................................................    $   1.47       $   1.17       $   1.17
                                                                                   ========       ========       ========
       Weighted average shares outstanding:
         Basic ................................................................       7,105          7,186          7,218
                                                                                   ========       ========       ========
         Diluted ..............................................................       7,125          7,187          7,218
                                                                                   ========       ========       ========



                 See notes to consolidated financial statements.

                        RAMCO-GERSHENSON PROPERTIES TRUST

                 CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                            AND COMPREHENSIVE INCOME
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


                                                                                ACCUMULATED
                                                         COMMON    ADDITIONAL      OTHER      CUMULATIVE        TOTAL
                                             PREFERRED    STOCK     PAID-IN    COMPREHENSIVE   EARNINGS/    SHAREHOLDERS'
                                               STOCK    PAR VALUE   CAPITAL        LOSS      DISTRIBUTIONS     EQUITY
                                            ---------  ----------  ---------  -------------- -------------  ---------
                                                               (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
           BALANCE, JANUARY 1,
             1999.......................     $33,829      $ 72    $ 151,973       $    --      $(38,732)     $ 147,142
             Cash distributions
                declared................                                                        (12,126)       (12,126)
             Preferred Shares dividends
                declared................                                                         (3,407)        (3,407)
             Net income and comprehensive
                income..................                                                         11,839         11,839
                                             -------      ----    ---------       -------      --------      ---------
           BALANCE, DECEMBER 31,
             1999.......................      33,829        72      151,973            --       (42,426)       143,448
             Cash distributions
                declared................                                                        (12,054)       (12,054)
             Preferred Shares dividends
                declared................                                                         (3,360)        (3,360)
             Purchase and retirement of
                common shares...........                    (1)      (1,245)                                    (1,246)
             Net income and comprehensive
                income..................                                                         11,756         11,756
                                             -------      ----    ---------       -------      --------      ---------
           BALANCE, DECEMBER 31,
             2000.......................      33,829        71      150,728            --       (46,084)       138,544
             Cash distributions
                declared................                                                        (11,921)       (11,921)
             Preferred Shares dividends
                declared................                                                         (3,360)        (3,360)
             Purchase and retirement of
                common shares...........                               (654)                                      (654)
             Stock options exercised....                                112                                        112
                                             -------      ----    ---------       -------      --------      ---------
                                              33,829        71      150,186            --       (61,365)       122,721
                                             -------      ----    ---------       -------      --------      ---------
           Components of comprehensive
             income (loss):
             Net income.................                                                         13,863         13,863
             Cumulative effect of change
                in accounting
                principle...............                                             (348)                        (348)
             Unrealized losses on
                interest rate swaps.....                                           (2,831)                      (2,831)
                                             -------      ----    ---------       -------      --------      ---------
           Total Comprehensive Income...          --        --           --        (3,179)       13,863         10,684
                                             -------      ----    ---------       -------      --------      ---------
           BALANCE, DECEMBER 31,
             2001.......................     $33,829      $ 71    $ 150,186       $(3,179)     $(47,502)     $ 133,405
                                             =======      ====    =========       =======      ========      =========



                See notes to consolidated financial statements.

                        RAMCO-GERSHENSON PROPERTIES TRUST

                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999


                                                                                  2001          2000        1999
                                                                              -----------   -----------  -----------
                                                                                          (IN THOUSANDS)
             CASH FLOWS FROM OPERATING ACTIVITIES:
               Net Income.................................................    $   13,863    $   11,756   $   11,839
               Adjustments to reconcile net income to net cash flows
                  provided by operating activities:
                  Depreciation and amortization...........................        17,083        15,274       13,311
                  Amortization of deferred financing costs................           785           375          635
                  Gain on sale of real estate.............................        (5,550)       (3,795)        (974)
                  (Earnings) Loss from unconsolidated entities............          (813)         (198)         204
                  Minority Interest.......................................         5,803         4,942        4,915
                  Changes in operating assets and liabilities:
                    Accounts receivable...................................        (1,231)       (4,089)      (2,927)
                    Other assets..........................................        (4,688)       (7,421)      (3,796)
                    Accounts payable and accrued expenses.................          (696)          282          747
                                                                              ----------    ----------   ----------
             Cash Flows Provided By Operating Activities..................        24,556        17,126       23,954
                                                                              ----------    ----------   ----------
             CASH FLOWS FROM INVESTING ACTIVITIES:
               Capital expenditures.......................................       (21,727)      (27,332)     (43,178)
               Investment in unconsolidated entities......................        (2,469)       (1,430)      (2,329)
               Proceeds from sale of real estate..........................        29,045         5,431       34,425
               Collection of note receivable from unconsolidated
                  entity..................................................            --         9,326           --
               Advances from unconsolidated entities......................           122           924           92
               Distributions received from unconsolidated entities........           803           302          287
                                                                              ----------    ----------   ----------
             Cash Flows Provided by (Used In) Investing Activities........         5,774       (12,779)     (10,703)
                                                                              ----------    ----------   ----------
             CASH FLOWS FROM FINANCING ACTIVITIES:
               Cash distributions to shareholders.........................       (11,942)      (12,091)     (12,126)
               Cash distributions to operating partnership unit
                  holders.................................................        (4,947)       (4,948)      (5,227)
               Cash dividends paid on preferred shares....................        (3,358)       (3,374)      (3,253)
               Repayment of Credit Facility...............................        (4,950)      (20,120)     (34,388)
               Repayment of unsecured loan................................        (2,875)      (20,000)          --
               Principal repayments on mortgage debt......................        (4,076)       (5,605)      (3,179)
               Purchase and retirement of common shares...................          (654)       (1,246)          --
               Payments of deferred financing costs.......................          (205)       (1,949)        (658)
               Purchase of operating partnership units....................            --            --          (97)
               Borrowings on Credit Facility..............................         5,420        33,250       25,100
               Borrowings on fixed rate mortgage..........................        10,340        25,000           --
               Borrowings on variable rate mortgage.......................         2,983            --           --
               (Repayment) borrowings on construction loans...............       (13,575)        3,931       21,771
               Proceeds from exercise of stock options....................           112            --           --
                                                                              ----------    ----------   ----------
             Cash Flows Used In Financing Activities......................       (27,727)       (7,152)     (12,057)
                                                                              ----------    ----------   ----------
             Net Increase (Decrease) in Cash and Cash Equivalents.........         2,603        (2,805)       1,194
             Cash and Cash Equivalents, Beginning of Period...............         2,939         5,744        4,550
                                                                              ----------    ----------   ----------
             Cash and Cash Equivalents, End of Period.....................    $    5,542    $    2,939   $    5,744
                                                                              ==========    ==========   ==========
             SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
               Cash Paid for Interest During the Period...................    $   25,110    $   28,905   $   26,361
                                                                              ==========    ==========   ==========


                See notes to consolidated financial statements.

                        RAMCO-GERSHENSON PROPERTIES TRUST

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999
                             (DOLLARS IN THOUSANDS)

1. ORGANIZATION

    We are engaged in the business of owning, developing, acquiring, managing and leasing community shopping centers, regional malls and single tenant retail properties. At December 31, 2001, we had a portfolio of 57 shopping centers, with more than 11,400,000 square feet of gross leasable area, located in the midwestern, southeastern and mid-Atlantic regions of the United States. Our centers are usually anchored by discount department stores or supermarkets and the tenant base consists primarily of national and regional retail chains and local retailers. Our credit risk, therefore, is concentrated in the retail industry.

    The economic performance and value of our real estate assets are subject to all the risks associated with owning and operating real estate, including risks related to adverse changes in national, regional and local economic and market conditions. The economic condition of each of our markets may be dependent on one or more industries. An economic downturn in one of these industries may result in a business downturn for our tenants, and as a result, these tenants may fail to make rental payments, decline to extend leases upon expiration, delay lease commencements or declare bankruptcy.

    Any tenant bankruptcies, leasing delays, or failure to make rental payments when due could result in the termination of the tenant's lease, causing material losses to us and adversely impacting our operating results. If our properties do not generate sufficient income to meet our operating expenses, including future debt service, our income and results of operations would be adversely affected. During 2001, seven of our tenants filed for bankruptcy protection, representing a total of 15 locations. These tenants represented approximately 1.7% of our aggregate base rental income during 2001. During January 2002, two more of our tenants filed for bankruptcy protection, including Kmart Corporation which represented approximately 6.1% of our annualized base rental income at December 31, 2001.

    Revenues from our largest tenant, Wal-Mart, amounted to 8.7%, 9.2% and 10.2% of our annualized base rent for the years ended December 31, 2001, 2000 and 1999, respectively.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    PRINCIPLES OF CONSOLIDATION -- The consolidated financial statements include the accounts of the Company and our majority owned subsidiary, the Operating Partnership, Ramco-Gershenson Properties, L.P. (70.7% owned by us at December 31, 2001 and 70.8% at December 31, 2000), our wholly owned subsidiary, Ramco Properties Associates Limited Partnership, a financing subsidiary and Ramco-Gershenson, Inc, our management company. See Note 4 to the Consolidated Financial Statements. All significant intercompany accounts and transactions have been eliminated in consolidation.

    USE OF ESTIMATES -- The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    REVENUE RECOGNITION -- Shopping center space is generally leased to retail tenants under leases which are accounted for as operating leases. We recognize minimum rents on the straight-line method over the terms of the leases, as required under Statement of Financial Accounting Standard No. 13. Certain of the leases also provide for additional revenue based on contingent percentage income and is recorded on an accrual basis once the specified target that triggers this type of income is achieved. The leases also typically provide for tenant recoveries of common area maintenance, real estate taxes and other operating expenses. These recoveries are recognized as revenue in the period the applicable costs are incurred.

    Straight line rental income was greater than the current amount required to be paid by our tenants by $2,135, $3,383 and $2,705 for the years ended December 31, 2001, 2000 and 1999, respectively.

    CASH AND CASH EQUIVALENTS -- We consider all highly liquid investments with an original maturity of three months or less to be cash and cash equivalents.

    INCOME TAX STATUS -- We conduct our operations with the intent of meeting the requirements applicable to a real estate investment trust ("REIT") under Sections 856 through 860 of the Internal Revenue Code of 1986 as amended, also known as the Code, . In order to maintain qualification as a real estate investment trust, the REIT is also required to distribute annually at least a minimum percentage (90% for tax years beginning after December 31, 2000, and 95% for earlier tax years) of its REIT Taxable Income (as defined in the IRC) to its shareholders. As a real estate investment trust, the REIT will generally not be liable for federal corporate income taxes. Thus, no provision for federal income taxes has been included in the accompanying financial statements.

    REAL ESTATE -- We record real estate assets at the lower of cost or fair value if impaired. Costs incurred for the acquisition, development and construction of properties are capitalized. For redevelopment of an existing operating property, the undepreciated net book value plus the cost for the construction (including demolition costs) incurred in connection with the redevelopment are capitalized to the extent such costs do not exceed the estimated fair value when complete. To the extent such costs exceed the estimated fair value of such property, the excess is charged to expense.

    We evaluate the recoverability of our investment in real estate whenever events or changes in circumstances indicate that the carrying amount of an asset may be impaired. Our assessment of recoverability of our real estate assets includes, but is not limited to, recent operating results, expected net operating cash flow and our plans for future operations. For the years ended, December 31, 2001, 2000 and 1999, none of our assets were considered impaired.

    Depreciation is computed using the straight-line method and estimated useful lives for buildings and improvements of 40 years and equipment and fixtures of 5 to 10 years. Expenditures for improvements and construction allowances paid to tenants are capitalized and amortized over the remaining life of the initial terms of each lease. Expenditures for normal, recurring, or periodic maintenance and planned major maintenance activities are charged to expense when incurred. Renovations which improve or extend the life of the asset are capitalized.

    OTHER ASSETS -- Other assets consist primarily of prepaid expenses, proposed development and acquisition costs, and financing and leasing costs which are amortized using the straight-line method over the terms of the respective agreements. Using our best estimates based on reasonable and supportable assumptions and projections, we review for impairment such assets whenever events or changes in circumstances indicate that the carrying amount of these assets might not be recoverable.

    DERIVATIVE FINANCIAL INSTRUMENTS -- In managing interest rate exposure on certain floating rate debt, we at times enter into interest rate protection agreements. We do not utilize these arrangements for trading or speculative purposes. The differential between fixed and variable rates to be paid or received is accrued, as interest rates change, and recognized currently in the Consolidated Statement of Income. We are exposed to credit loss in the event of non-performance by the counter party to the interest rate swap agreements, however, we do not anticipate non-performance by the counter party.

    IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS -- In June 2001, The Financial Accounting Standards Board, also known as FASB, issued Statement of Financial Accounting Standard No. 141 "Business Combinations" ("SFAS 141"). This statement requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS 141 prohibits the use of the pooling of interest method of accounting for business combinations. We do not expect the provisions of this statement to have a material impact on our consolidated financial statements.

    The FASB issued Statement of Financial Accounting Standard No. 142 "Goodwill and Other Intangible Assets" ("SFAS 142") in June 2001. This statement changes the accounting for the amortization of goodwill and other intangible assets acquired in a business combination from an amortization method to an impairment-only method. The implementation of this statement may require the use of significant judgment to determine how to measure the fair value of intangible assets. We do not expect this statement to have a material effect on our consolidated financial statements. We will adopt SFAS 142 as required for our first quarterly filing of our 2002 fiscal year.

    In August 2001, the FASB issued Statement of Financial Accounting Standard No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS 144"). This statement supersedes FASB Statement No. 122, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS 144 requires an impairment loss to be recognized if the carrying amount of a long-lived asset is not recoverable and exceeds its fair value. This statement requires the use of one of two present value techniques to measure the fair value of an asset. In addition, this statement would require us to account for the sale of shopping centers as discontinued operations and not as part of our ongoing operations. SFAS 144 is not expected to have a material impact on our consolidated financial statements and is effective as of January 1, 2002 (see
Note 19).

3. ACCOUNTING CHANGE -- DERIVATIVE FINANCIAL INSTRUMENTS

    Effective January 1, 2001, we adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). This statement, as amended, requires us to measure all derivatives at fair value and to recognize them in the Consolidated Balance Sheet as an asset or liability, depending on our rights and obligations under each derivative contract. If the derivative is designated as a cash flow hedge, the effective portions of changes in the fair value of the derivative are deferred and recorded as a component of other comprehensive income ("OCI") until the hedged transactions occur and are recognized in earnings. If the derivative is designated as a fair value hedge, the changes in the fair value of the derivative and the ineffective portion of a hedged derivative are recognized in earnings in the current period.

    Under the terms of the Credit Facility, we are required to maintain interest rate swap agreements to reduce the impact of changes in interest rate on our variable rate debt. We have entered into five interest rate swap agreements with a notional amount of $75,000 as of December 31, 2001, and provide for a fixed rate ranging from 7.0% to 8.3% at various dates through March 2004. The differential between fixed and variable rates to be paid or received is accrued, as interest rates change, and recognized currently in the Consolidated Statement of Income. We are exposed to credit loss in the event of non-performance by the counter party to the interest rate swap agreements, however, we do not anticipate non-performance by the counter party.

    The adoption of SFAS 133 resulted in a transition adjustment loss charged to OCI of $348 as of January 1, 2001. For the year ended December 31, 2001, the change in fair market value of the interest rate swap agreements increased the OCI loss by $2,831, to $3,179.

4. CONSOLIDATION OF RAMCO-GERSHENSON, INC.

    Through our operating partnership, Ramco-Gershenson Properties, L.P., we own 100% of the non-voting and voting common stock of Ramco-Gershenson, Inc. ("Ramco"), the management company which provides property management services to us and to other entities. We previously accounted for our investment in Ramco under the equity method. As of January 1, 2001, Ramco elected to be a taxable real estate investment trust subsidiary for federal income tax purposes. In conjunction with the tax election, we entered into an option agreement to purchase the remaining voting common stock of Ramco. Subsequent to December 31, 2000, the assets, liabilities, revenue and expenses of Ramco have been included in the accompanying consolidated financial statements. This increased revenues and expenses by $2,485 for the year ended December 31, 2001.

    The following unaudited pro forma consolidated results of operations for the years ended December 31, 2000 and 1999, assumes that Ramco was included in the consolidated financial statements as of January 1, 1999 (in thousands, except per share data):

                                                  DECEMBER 31,  DECEMBER 31,
                                                      2000          1999
                                                  -----------   ------------
              Revenue........................      $  90,529     $  85,806
              Expenses.......................         76,560        69,822
                                                   ---------     ---------
              Operating income...............         13,969        15,984
                                                   ---------     ---------
              Net income.....................      $  11,756     $  11,839
                                                   =========     =========
              Net income:
                Basic earnings per share.....      $    1.17     $    1.17
                                                   =========     =========
                Diluted earnings per share...      $    1.17     $    1.17
                                                   =========     =========

    The effect of including Ramco in the Consolidated Balance Sheet was to increase the following accounts as of January 1, 2001 and to reduce equity investments:

             Cash..................................................    $    179
             Accounts receivable...................................       1,627
             Other assets..........................................       3,447
             Accounts payable and accrued expenses.................        (993)
                                                                       --------
             Reduction in equity investments in unconsolidated
               entities............................................    $  4,260
                                                                       ========

5. ACCOUNTS RECEIVABLE -- NET

    Accounts receivable include $10,560 and $9,865 of unbilled straight-line rent receivables at December 31, 2001, and December 31, 2000, respectively. Straight line rent receivable at December 31, 2001, includes approximately $1,997 due from Kmart Corporation.

    We provide for bad debt expense based upon the reserve method of accounting. Historically we have provided approximately 0.5% of rental revenues as our annual bad debt reserve based on the level of bad debt we have experienced. Due to the economic downturn in the retail industry and the increase in the number of retail companies filing for bankruptcy protection (including Kmart Corporation during January 2002), we increased the bad debt expense to approximately 0.9% of rental revenue for the year ended December 31, 2001.

    We continuously monitor the collectability of our accounts receivable (billed, unbilled and straight-line) from tenants and based on our judgment, adjust the allowance for bad debts as necessary. It is our policy to cease recording rental income from tenants when we believe such amounts would be uncollectible. Management believes the allowance is adequate to absorb currently estimated bad debts. However, if we experience bad debts in excess of the reserves we have established, our operating income would be reduced.

    An allowance for doubtful accounts has been provided against the portion of tenant accounts receivable which is estimated to be uncollectible. Accounts receivable in the accompanying balance sheet is shown net of an allowance for doubtful accounts of $1,773 and $1,283 as of December 31, 2001 and 2000 respectively.

    Bad debt expense amounted to $735, $330 and $559 for the three years ended December 31, 2001, 2000 and 1999, respectively.

6. INVESTMENT IN REAL ESTATE

    Investment in real estate consists of the following:

                                                         DECEMBER 31,
                                                  -------------------------
                                                      2001         2000
                                                  -----------  ------------
           Land..............................     $    77,546  $    71,809
           Buildings and improvements........         471,317      472,846
           Construction in progress..........           8,486       13,340
                                                  -----------  -----------
                                                      557,349      557,995
           Less: accumulated depreciation....         (61,080)     (48,366)
                                                  -----------  -----------
           Investment in real estate-- net...     $   496,269  $   509,629
                                                  ===========  ===========

    GAIN ON SALE OF REAL ESTATE -- In January 2001, we sold White Lake MarketPlace for cash of $20,200, resulting in a gain on sale of approximately $5,300. See Note 18. In addition, we sold our Athens Town Center property and four parcels of land and recognized an additional aggregate gain of $250.

    During 2000, we sold two parcels of land and recognized an aggregate gain of $3,795. In addition, a subsidiary of Ramco, an unconsolidated entity, sold a parcel of land and recognized a gain of $249. Accordingly, the cost reimbursement by the Operating Partnership to Ramco was reduced by the amount of the gain, thereby reducing our general and administrative expenses in 2000.

    During 1999, we sold two properties for cash of $34,425 and recognized an aggregate gain of $974.

7. INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED ENTITIES

    We have investments in and advances to the following unconsolidated entities:

                                                    OWNERSHIP AS OF
                 UNCONSOLIDATED ENTITIES           DECEMBER 31, 2001
          ------------------------------------    ------------------
          28th Street Kentwood Associates.....            50%
          S-12 Associates.....................            50%
          RPT/INVEST, LLC.....................            25%
          RPT/INVEST II, LLC..................            25%
          Rossford Development LLC............            10%
          Ramco/West Acres LLC................            40%
          Ramco/Shenandoah LLC................            40%

    In September 2001, we invested $756 for a 40 percent interest in a joint venture, Ramco/West Acres LLC. Simultaneously, the joint venture acquired West Acres Commons shopping center located in Flint Township, Michigan for a purchase price of approximately $11,000 and assumed a mortgage note of $9,407. At December 31, 2001, the principal balance was $9,388, with fixed interest at 8.14% due April 2010.

    In November 2001, we invested $1,713 for a 40 percent interest in a joint venture, Ramco/Shenandoah LLC. The remaining 60% of Ramco/Shenandoah LLC is owned by various partnerships and trusts for the benefit of family members of one of our trustees, who also serves as a trustee for several of these trusts. The joint venture acquired Shenandoah Square shopping center located in Davie, Florida for a purchase price of approximately $16,300. At December 31, 2001, this entity had a note payable of $12,469, with interest at 4.75%, due February 2002. On January 29, 2002, the LLC refinanced the debt and obtained a mortgage note in the amount of $13,000, with fixed interest at 7.33% due March 2012.

    Under terms of the joint venture agreements, we earned acquisition fees of $165 and $163, respectively, from the above-mentioned joint ventures. We are responsible for the leasing and management of the projects, for which we receive management fees and leasing fees. The joint venture agreements included a buy-sell provision whereby we have the right to purchase or sell the properties during specific time periods.

    In April 2000, we contributed $1,287 for a 25% interest in a joint venture, in connection with the acquisition of East Town Plaza shopping center located in Madison, Wisconsin. The entity has a mortgage note in the amount of $12,000, with variable interest rate at LIBOR plus 232 basis points, due May 2003. The effective interest rate at December 31, 2001 was 4.47%.

    On September 29, 2000, we assigned 90 percent of our interest in Rossford Development LLC to an unrelated party. Simultaneously, we invested $100 in the entity. The joint venture reimbursed us approximately $9,700 for advances paid for the acquisition of land and construction in progress related to the development of the Crossroads Centre project, located in Rossford, Ohio. At December 31, 2001, Rossford Development LLC had a construction loan payable in the amount of $19,255, due June 2003, with variable interest at 5.57% and a note payable in the amount of $6,773, due October 2004 with interest at 17.05% but interest payable during the term of the note at 12%. In addition, the joint venture has a payable to us in the amount of $369, due June 2002, with interest at 15%.

    Under terms of the joint venture agreement with Rossford Development LLC, we are responsible for the development, leasing and management of the project, for which we will receive fees. The joint venture agreement included a provision whereby we have the right, but not the obligation, to purchase the project during specific time periods. If we do not exercise this option, we will be obligated to make an option payment of $3,300 to the 90% owner of this joint venture on July 17, 2002.

    Other unconsolidated entities had the following debt outstanding at December 31, 2001:

    28th Street Kentwood Associates -- $10,419, due July 2003, with fixed interest at 8.43%

    S-12 Associates-- $1,407, due May 2016, with fixed interest at 7.50%

    RPT/INVEST, LLC-- $22,000, due August 2002 with variable interest at 4.18%

    Combined condensed financial information of our unconsolidated entities is summarized as follows:

                                                                                 2001             2000               1999
                                                                              --------          --------           --------
ASSETS
Investment in real estate -- net ......................................       $104,594          $ 63,805           $ 33,526
Other assets ..........................................................          6,151             8,428              5,341
                                                                              --------          --------           --------
     Total Assets .....................................................       $110,745          $ 72,233           $ 38,867
                                                                              ========          ========           ========
LIABILITIES
Mortgage notes payable ................................................       $ 94,080          $ 58,804           $ 34,223
Other liabilities .....................................................          3,287             4,335              1,606
                                                                              --------          --------           --------
     Total Liabilities ................................................         97,367            63,139             35,829
Owners' equity ........................................................         13,378             9,094              3,038
                                                                              --------          --------           --------
     Total Liabilities and Owners' Equity .............................       $110,745          $ 72,233           $ 38,867
                                                                              ========          ========           ========
Company's equity investments in unconsolidated entities ...............       $  7,139          $  8,915           $  6,357
Advances to unconsolidated entities ...................................            698               422              1,285
                                                                              --------          --------           --------
     Total Equity Investments in and Advances to
       Unconsolidated Entities ........................................       $  7,837          $  9,337           $  7,642
                                                                              ========          ========           ========
REVENUES
Property revenues .....................................................       $ 13,986          $  9,450           $  3,705
Fees and management income ............................................                            3,841              2,544
Leasing/development cost reimbursements ...............................                            2,485              2,323
                                                                              --------          --------           --------
     Total Revenues ...................................................         13,986            15,776              8,572
                                                                              --------          --------           --------
EXPENSES
Property expenses .....................................................          9,302             8,276              3,087
Employee expenses .....................................................                            6,574              5,932
Office and other expenses .............................................                            1,683              1,908
     Total Expenses ...................................................          9,302            16,533             10,927
                                                                              --------          --------           --------
Earnings (loss) before gain on sale of real estate ....................          4,684              (757)            (2,355)
Gain on sale of real estate ...........................................                              249                251
                                                                              --------          --------           --------
Excess (deficiency) of revenues over expenses .........................          4,684              (508)            (2,104)
Cost reimbursement from Operating Partnership .........................                            1,682              2,722
                                                                              --------          --------           --------
Income ................................................................       $  4,684          $  1,174           $    618
                                                                              ========          ========           ========
Company's share of income .............................................       $    932          $    465           $    257
                                                                              ========          ========           ========


    Our share of the unconsolidated entities' income of $932, $465 and $257, for the years ended December 31, 2001, 2000 and 1999, was reduced by $119 in 2001, $267 in 2000, and $461 in 1999, which represents depreciation and amortization adjustments arising from our net basis adjustments in the unconsolidated entities' assets. These adjustments result in net earnings (loss) of $813, $198 and ($204) from the unconsolidated entities' for the years ended December 31, 2001, 2000 and 1999, respectively. In addition, our investment in RPT/Invest is approximately $722 lower than the net basis in the unconsolidated entity as a result of deferring the gain on the sale of the two properties sold to the joint venture.

    For the year ended December 31, 2001, Ramco, the management company which provides property management services to us and to other entities, is included in the consolidated financial statements. Prior to January 1, 2001, Ramco was accounted for under the equity method.

8. OTHER ASSETS

    Other assets at December 31 are as follows:

                                                                                  2001         2000
                                                                               ----------   ---------
                           Leasing costs..................................     $   14,908   $  13,101
                           Prepaid expenses and other.....................          6,765       5,652
                           Deferred financing costs.......................          5,872       5,667
                                                                               ----------   ---------
                                                                                   27,545      24,420
                           Less: accumulated amortization.................        (10,485)     (7,185)
                                                                               ----------   ---------
                                                                                   17,060      17,235
                           Proposed development and acquisition costs.....          8,394       5,190
                                                                               ----------   ---------
                           Other assets -- net............................     $   25,454   $  22,425
                                                                               ==========   =========


    Proposed development and acquisition costs include $5,140 at December 31, 2001 and 2000, for an investment in a shopping center currently under development. Our investment in this entity is accounted for using the cost method of accounting because we do not have the ability to exercise significant influence over the investee's operating and financial policies

    We may not be successful in identifying suitable real estate properties that meet our acquisition criteria or to develop proposed sites on satisfactory terms. We may not be successful negotiating for the acquisition of the land, obtaining required permits and completing developments in accordance with our budgets and on a timely basis. If we are not successful, costs incurred may be impaired and our financial condition and results of operations could be adversely affected.

9. MORTGAGES AND NOTES PAYABLE

    Mortgages and notes payable at December 31 consist of the following:

                                                                                              2001         2000
                                                                                          -----------  -----------
                Fixed rate mortgages with interest rates ranging from 6.83%
                  to 8.81% due at various dates through 2011..........................    $   195,290  $   188,786
                Floating rate mortgages at 75% of the rate of long-term
                  Capital A rated utility bonds, due January 1, 2010, plus
                  supplemental interest to equal LIBOR plus 200 basis points.
                  The effective rate at December 31, 2001, was 6.41%
                  and at December 31, 2000, was 7.95%.................................          6,560        6,800
                Floating rate mortgage with interest rate at prime or LIBOR plus 200 basis points, due September 2005. The effective
                  rate at December 31, 2001, was 4.75%................................         21,000           --
                Construction loan financing, converted to floating rate
                  mortgage during 2001................................................             --       18,017
                Construction loan financing...........................................             --       13,575
                Unsecured term loan, with an interest rate at LIBOR plus 400 basis points, due September 2003. The effective rate at
                  December 31, 2001, was 6.03% and at December 31, 2000, was
                  10.64%..............................................................         22,125       25,000
                Credit Facility, with an interest rate at LIBOR plus 200
                  basis points, due September 2003, maximum available
                  borrowings of $110,000. The effective rate at December 31,
                  2001, was 6.64% and at December 31, 2000, was 8.66%.................        102,300      101,830
                                                                                          -----------  -----------
                                                                                          $   347,275  $   354,008
                                                                                          ===========  ===========

    The mortgage notes and construction loans are secured by mortgages on properties that have an approximate net book value of $325,667 as of December 31, 2001. The Credit Facility is secured by mortgages on various properties that have an approximate net book value of $164,702 as of December 31, 2001.

    The $110,000 Credit Facility bears interest between 162.5 and 225 basis points over LIBOR depending on certain debt ratios (using 200 basis points over LIBOR at December 31, 2001, the effective interest rate was 6.6%) and is secured by mortgages on various properties.

    At December 31, 2001, outstanding letters of credit issued under the Credit Facility, not reflected in the accompanying consolidated balance sheet, total approximately $818.

    The Credit Facility and the unsecured term loan contain financial covenants relating to loan to asset value, minimum operating coverage ratios, and a minimum equity value. As of December 31, 2001, we were in compliance with the covenant terms.

    The mortgage loans (other than our Credit Facility) encumbering our properties, including properties held by our unconsolidated joint ventures (See
Note 7), are generally non-recourse, subject to certain exceptions for which we would be liable for any resulting losses incurred by the lender. These exceptions vary from loan to loan but generally include fraud or a material misrepresentation, misstatement or omission by the borrower, intentional or grossly negligent conduct by the borrower that harms the property or results in a loss to the lender, filing of a bankruptcy petition by the borrower, either directly or indirectly, and certain environmental liabilities. In addition, upon the occurrence of certain of such events, such as fraud or filing of a bankruptcy petition by the borrower, we would be liable for the entire outstanding balance of the loan, all interest accrued thereon and certain other costs, penalties and expenses.

    The following table presents scheduled principal payments on mortgages and notes payable as of December 31, 2001:

                   Year end December 31,
                        2002.................     $     8,287
                        2003.................         125,510
                        2004.................          17,322
                        2005.................          14,362
                        2006.................         108,988
                        Thereafter...........          72,806
                                                  -----------
                        Total................     $   347,275
                                                  ===========

10. LEASES

    Approximate future minimum rentals under noncancelable operating leases in effect at December 31, 2001, assuming no new or renegotiated leases nor option extensions on lease agreements, are as follows:

                   Year ended December 31,
                        2002....................    $    54,593
                        2003....................         51,556
                        2004....................         46,284
                        2005....................         40,007
                        2006....................         35,766
                        Thereafter..............        239,106
                                                    -----------
                        Total...................    $   467,312
                                                    ===========

    We lease office space under an operating lease that had an initial term of five years commencing on July 1, 1999. Rent expense under this lease amounted to $363 in 2001 and 2000 and $298 in 1999. Future minimum rental payments are as follows:

                   Year ended December 31,
                        2002....................    $  363
                        2003....................       363
                        2004....................       182
                                                    ------
                        Total...................    $  908
                                                    ======

11. EARNINGS PER SHARE

    The following table sets forth the computation of basic and diluted earnings per share (EPS) (in thousands, except share and per share data):



                                                                      2001               2000               1999
                                                                   -----------        -----------        -----------

Numerator:
 Income from continuing operations, net of
     preferred stock dividends ..................................  $     9,778        $     8,955        $     7,733
 Income from discontinued operations ............................          725                705                699
 Cumulative effect of change in accounting principle ............           --             (1,264)                --
                                                                   -------------------------------------------------
 Income available to common shareholders for
     basic and dilutive EPS .....................................  $    10,503        $     8,396        $     8,432
                                                                   ===========        ===========        ===========
Denominator:
  Weighted-average common shares for basic EPS ..................    7,104,714          7,185,603          7,217,993
  Effect of dilutive securities:
     Options outstanding ........................................       20,465              1,778                 --
                                                                   -----------        -----------        -----------
  Weighted-average common shares for dilutive EPS ...............    7,125,179          7,187,381          7,217,993
                                                                   ===========        ===========        ===========
Basic EPS:
   Income from continuing operations ............................  $      1.38        $      1.25        $      1.07
   Income from discontinued operations ..........................         0.10               0.09               0.10
   Cumulative effect of change in accounting principle ..........           --              (0.17)                --
                                                                   -----------        -----------        -----------
Net Income ......................................................  $      1.48        $      1.17        $      1.17
                                                                   ===========        ===========        ===========
Diluted EPS:
  Income from continuing operations .............................  $      1.37        $      1.25        $      1.17
  Income from discontinued operations ...........................         0.10               0.09               0.10
  Cumulative effect of change in accounting principle ...........          --               (0.17)                --
                                                                   -----------        -----------        -----------
Net Income ......................................................  $      1.47        $      1.17        $      1.17
                                                                   ===========        ===========        ===========



    In 2001, 2000 and 1999, conversion of the Series A Preferred Shares and of the Operating Partnership Units would have been antidilutive and, therefore, were not considered in the computation of diluted earnings per share.

12. CHANGE IN METHOD OF ACCOUNTING FOR PERCENTAGE RENTAL REVENUE

    In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements" (SAB
101), which among other topics, requires that real estate companies should not recognize contingent percentage rents until the specified target that triggers this type of income is achieved. We had previously recorded percentage rents throughout the year based on rent estimated to be due from the tenant.

    We elected to adopt the provisions of SAB 101 as of April 1, 2000. The cumulative effect of such adoption is a reduction in percentage rental revenue retroactive to January 1, 2000, of approximately $1,264.

    The following pro forma amounts reflect the effect of retroactive application of the change in method of accounting for percentage rents that would have been made in 1999 had the new method been in effect:



                                                                                    1999
                                                                                 ---------
         Pro forma amounts assuming the new method of Accounting is applied retroactively:
           Net income........................................................    $  11,656
           Preferred dividends...............................................       (3,407)
                                                                                 ---------
           Net income available to common shareholders.......................    $   8,249
                                                                                 =========
           Earnings per share:
              Basic..........................................................    $    1.14
                                                                                 =========
              Diluted........................................................    $    1.14
                                                                                 =========


13. COMMITMENTS AND CONTINGENCIES

    During the third quarter of 1994, we held more than 25% of the value of our total assets in short-term Treasury Bill reverse repurchase agreements, which could be viewed as non-qualifying assets for purposes of determining whether we qualify to be taxed as a REIT. We requested that the IRS enter into a closing agreement with us that our ownership of the short-term Treasury Bill reverse repurchase agreements will not adversely affect our status as a REIT. The IRS deferred any action relating to this issue pending the further examination of our taxable years ended December 31, 1991, through 1994. As discussed below, the field examination has since been completed and the IRS has proposed to disqualify us as a REIT for our taxable year ended December 31, 1994, based on our ownership of the short-term Treasury Bill reverse repurchase agreements. Our former tax counsel, Battle Fowler LLP, had rendered an opinion on March 6, 1996, that our investment in the short-term Treasury Bill reverse repurchase agreements would not adversely affect our REIT status. This opinion, however, is not binding upon the IRS or any court.

    In connection with the incorporation and distribution of all of the shares of Atlantic Realty Trust in May 1996, we entered into a tax agreement with Atlantic under which Atlantic assumed all our tax liability arising out of the IRS' then ongoing examination, excluding any tax liability relating to any actions or events occurring, or any tax return position taken after May 10, 1996, but including liabilities for additions to tax, interest, penalties and costs relating to covered taxes. Under the tax agreement, a group of our Trustees consisting of Stephen R. Blank, Arthur Goldberg and Joel Pashcow has the right to control, conduct and effect the settlement of any claims for taxes for which Atlantic assumed liability. Accordingly, Atlantic does not have any control as to the timing of the resolution or disposition of any such claims. In addition, the tax agreement provides that, to the extent any tax which Atlantic is obligated to pay under the tax agreement can be avoided through the declaration of a "deficiency dividend" (that is, our declaration and payment of a distribution that is permitted to relate back to the year for which the IRS determines a deficiency in order to satisfy the requirement for REIT qualification that we distribute a certain minimum amount of our "REIT taxable income" for such year), we will make, and Atlantic will reimburse us for the amount of, such deficiency dividend.

    In addition to examining our taxable years ended December 31, 1991, through 1994, the IRS examined our taxable year ended December 31, 1995. The IRS revenue agent issued an examination report on March 1, 1999 (which is hereinafter referred to as the "First Report"). As previously noted, the First Report proposes to disqualify us as a REIT for our taxable year ended December 31, 1994, based on our ownership of the short-term Treasury Bill reverse repurchase agreements. In addition, the First Report proposes to adjust our "REIT taxable income" for our taxable years ended December 31, 1991, 1992, 1993, and 1995. In this regard, we and Atlantic received an opinion from special tax counsel, Wolf, Block, Schorr and Solis-Cohen, on March 25, 1996, that, to the extent there is a deficiency in our "REIT taxable income" for our taxable years ended December 31, 1991, through 1994, and provided we timely make a deficiency dividend, our status as a REIT for those taxable years would not be affected. The First Report acknowledges that we may avoid disqualification for failure to meet the distribution requirement with respect to a year for which our income is increased can be avoided by payment of a deficiency dividend. However, the First Report notes that the payment of a deficiency dividend cannot cure our disqualification as a REIT for the taxable year ended December 31, 1994, based on our ownership of the short-term Treasury Bill reverse repurchase agreements.

    We believe that most of the positions set forth in the First Report are unsupported by the facts and applicable law. Accordingly, on April 30, 1999, we filed a protest with the Appeals Office of the IRS to contest most of the positions set forth in the First Report. The Appeals Officer returned the case file to the revenue agent for further development. On October 29, 2001, the revenue agent issued a new examination report (which is hereinafter referred to as the "Second Report") that arrived at very much the same conclusions as the First Report. We filed a protest of the Second Report with the IRS on November 29, 2001, and expect to have a meeting with the appellate conferee in the near future. If a satisfactory result cannot be obtained through the administrative appeals process, judicial review of the determination is available to us. In addition, the IRS is currently conducting an examination of us for the taxable years ended December 31, 1996, and 1997, and of one of our subsidiary partnerships for the taxable years ended December 31, 1997, and 1998, and may shortly begin examination of us and/or the subsidiary partnership for subsequent taxable years.

    Based on the Second Report, we could be liable for up to $54.1 million in combined taxes, penalties and interest through March 31, 2002. However, the Second Report acknowledges (as does the First Report as noted above) that we can avoid disqualification as a REIT for certain of our examined tax years if we distribute a deficiency dividend to our shareholders. The distribution of a deficiency dividend would be deductible by us, thereby reducing our liability for federal income tax. Based on the Second Report, the proposed adjustments to our "REIT taxable income" would require us to pay a deficiency dividend to our current shareholders resulting in combined taxes, penalties, interest and deficiency dividends of approximately $56.3 million as of March 31, 2002.

    If, notwithstanding the above-described opinions of legal counsel, the IRS successfully challenges our status as a REIT for any taxable year, we will be able to re-elect REIT status commencing with the fifth succeeding taxable year (or possibly an earlier taxable year if we meet certain relief provisions under the Internal Revenue Code).

    In the notes to the consolidated financial statements made part of Atlantic's most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission for the quarter ended September 30, 2001, Atlantic has disclosed its liability for the tax deficiencies (and interest and penalties on the tax deficiencies) proposed to be assessed against us by the IRS for the taxable years ended December 31, 1991, through 1995, as reflected in each of the First Report and Second Report. We believe, but can provide no assurance, that Atlantic currently has sufficient assets to pay such tax deficiencies, interest and penalties. According to the quarterly report on Form 10-Q filed by Atlantic for its quarter ended September 30, 2001, Atlantic had net assets on September 30, 2001, of approximately $60 million (as determined pursuant to the liquidation basis of accounting). If the amount of tax, interest and penalties assessed against us ultimately exceeds the amounts proposed in each of the First Report and Second Report, however, because interest continues to accrue on the proposed tax deficiencies, or if additional tax deficiencies are proposed or for any other reason, then Atlantic may not have sufficient assets to reimburse us for all amounts we must pay to the IRS, and we would be required to pay the difference out of our own funds. Accordingly, the ultimate resolution of any controversy over tax liabilities covered by the above-described tax agreement may have a material adverse effect on our financial position, results of operations or cash flows, including if we are required to distribute deficiency dividends to our shareholders and/or pay additional taxes, interest and penalties to the IRS in amounts that exceed the value of Atlantic's net assets. Moreover, the IRS may assess us with taxes that Atlantic is not required under the above-described tax agreement to pay, such as taxes arising from the recently-commenced examination of us for the taxable years ended December 31, 1996, and 1997, and of our subsidiary partnership for the taxable years ended December 31, 1997, and 1998. There can be no assurance, therefore, that the IRS will not assess us with substantial taxes, interest and penalties which Atlantic cannot, is not required to, or otherwise does not pay.

    On December 31, 2001, Ramco/Shenandoah LLC had a $12,469 unsecured note payable, which is due in February 2002. We unconditionally guaranteed this debt and, therefore, we were contingently liable for this amount. Subsequent to December 31, 2001, Ramco/Shenandoah LLC obtained a mortgage note payable in the amount of $13,000 and used part of the proceeds to pay off the original note. We did not guarantee the subsequent financing.

    In connection with the development and expansion of various shopping centers as of December 31, 2001, we have entered into agreements for construction costs of approximately $5,300.

14. SHAREHOLDERS' EQUITY

    Convertible Series A Preferred Shares -- In October, 1997 we entered into an agreement with certain clients advised by Morgan Stanley Asset Management, Inc. ("MSAM"), and Kimco Realty Corporation ("Kimco") pursuant to which such entities agreed to invest up to an aggregate of $35,000 in the Operating Partnership. The MSAM clients and Kimco initially purchased Preferred Operating Partnership Units which, after shareholder approval in December 1997, were converted into our Series A Convertible Preferred Shares ("Series A Preferred Series") and, ultimately, may be converted into Common Shares. The initial investments of $11,667 were made in October 1997. During 1998, we issued 933,000 Series A Preferred Shares receiving net proceeds of approximately $22,682.

    The MSAM clients are required to purchase 19.4% of the first $50,000 in a follow-on public offering of our Shares at the offering price less the underwriter's fees, commissions, and discounts per share. Upon consummation of such public offering, all outstanding Series A Preferred Shares will be exchanged into Common Shares, at a conversion price of $17.50 per share, which conversion price is subject to adjustment in certain circumstances.

    The Series A Preferred Shares rank senior to the Common Shares with respect to dividends and upon liquidation, dissolution or winding up of the Company. The Series A Preferred Shares are entitled to receive cumulative dividends, payable quarterly in arrears, at an annual rate equal to the greater of (i) 9.60% of the stated value ($25.00 per share) and (ii) the dividend rate expressed as an annual rate which is implicit in the amount of dividends actually paid with respect to Common Shares, based on a $17.50 per share price for the Common Shares, determined as of each quarterly dividend payment date (the "Payable Component").

    The Payable Component will be increased by an amount equal to an annual rate of 3% under certain circumstances. The holders of Series A Preferred Shares have the right to vote on all matters which holders of Common Shares are entitled to vote upon on an as converted basis, as though such holders own Common Shares. In addition, the Trust will not be permitted to engage in or effect certain types of transactions or actions without the approval of holders of at least 51% of the outstanding Series A Preferred Shares voting separately as a class. The conversion price for Common Shares of $17.50 contain anti-dilution rights and will be adjusted to reflect the effects of stock dividends, distributions, subdivisions or combination.

    The Series A Preferred Shares are subject to mandatory conversion on the date which is the earlier of a qualified underwritten offering or the maturity date which is on October 3, 2002. At the option of the holders, the Series A Preferred Shares will be convertible in whole or in part into Common Shares at the stated value plus unpaid dividends prior to the maturity date or qualified underwritten offering date. The maturity date will be accelerated and all Series A Preferred Shares will be redeemed in cash at the stated value plus unpaid dividends in the event that it is determined by the IRS that it will, for any period, deny to us the tax benefits associated with REIT qualification and either or both of the following circumstances arise: (i) we do not receive (within a period of 60 days of the date established by the IRS as the date of which the deficiency dividend or other additional taxes are required to be paid) the full indemnity payment for such loss of tax benefits that we are entitled to receive from Atlantic pursuant to the Tax Agreement with Atlantic, or (ii) counsel reasonably satisfactory to MSAM is unable to provide to the holders of the Series A Preferred Shares affirmative advice that, commencing not later than with the taxable year ending December 31, 2001, we will, notwithstanding such determination by the IRS, be able to elect to be qualified and taxed as a REIT under the Code, and its proposed method of operation will enable it so to qualify for following years.

    On March 14, 2002, we entered into an agreement with the MSAM clients to redeem all 1,200,000 of the Series A Preferred Shares they hold upon consummation of a public offering of Common Shares on or before September 26, 2002. We may also elect to redeem the shares before that date if we secure alternative financing of the redemption price. The redemption price for the shares depends on the public offering price of the Common Shares sold in the public offering or the price at which the Common Shares trade on the New York Stock Exchange, but the redemption price will not be less than $22.14 per Series A Preferred Share, or approximately $26.6 million in the aggregate. If the public offering price of the Common Shares sold in the offering is greater than $17.50 per share, the redemption price for the Series A Preferred Shares would be greater than $22.14 per share, based upon the formula contained in the redemption agreement.

    Dividend Reinvestment Plan -- We have a dividend reinvestment plan that allows for participating shareholders to have their dividend distributions automatically invested in additional shares of beneficial interest in the Company based on the average price of the shares acquired for the distribution.

15. BENEFIT PLANS

STOCK OPTION PLANS

    1996 Share Option Plan -- In May 1996, we adopted the 1996 Share Option Plan (the "Plan") to enable our employees to participate in the ownership of the Company. The Plan was amended in June 1999 to provide for the maximum number of common shares available for issuance under the Plan to equal 9 percent of the total number of issued and outstanding common shares (on a fully diluted basis assuming the exchange of all OP units and Series A Preferred Shares for common shares), which number would equal approximately 1,083 common shares at December 31, 2001. The Plan provides for the award of up to 1,083 stock options to purchase common shares of beneficial interest, at the fair market value at the date of grant, to executive officers and employees of the Company. The Plan is administered by the independent trustee members of the Compensation Committee of the Board of Trustees, whose members are not eligible for grants under the Plan. Stock options granted under the Plan vest and become exercisable in installments on each of the first three anniversaries of the date of grant and expire ten years after the date of grant. No more than 50,000 share options may be granted to any one individual in any calendar year.

    1997 Non-Employee Trustee Stock Option Plan -- On June 10, 1997, we adopted the 1997 Non-Employee Trustee Stock Option Plan (the "Trustees' Plan") which permits us to grant non-qualified options to purchase up to 100,000 common shares of beneficial interest in the Company at the fair market value at the date of grant. Each Non-Employee Trustee will be granted an option to purchase 2,000 shares annually on our annual meeting date, beginning June 10, 1997. Stock options granted to participants vest and become exercisable in installments on each of the first two anniversaries of the date of grant and expire ten years after the date of grant.

    Information relating to the 1996 Share Option Plan and the 1997 Non-Employee Trustee Stock Option Plan (the "Plans") from December 31, 1998 through December 31, 2001 is as follows:



                                                                             NUMBER     WEIGHTED AVERAGE
                                                                            OF SHARES    EXERCISE PRICE
                                                                            ---------    --------------

                          Outstanding at December 31, 1998.............      511,103        $ 16.74
                          Granted......................................       24,000          16.38
                          Cancelled or expired.........................      (15,779)         17.23
                                                                           ---------        -------
                          Outstanding at December 31, 1999.............      519,324        $ 16.71
                          Granted......................................      162,000          14.11
                          Cancelled or expired.........................      (13,695)         18.60
                                                                           ---------        -------
                          Outstanding at December 31, 2000.............      667,629        $ 16.04
                          Granted......................................       12,000          17.33
                          Cancelled or expired.........................      (19,191)         19.02
                          Exercised....................................       (6,833)         16.42
                                                                           ---------        -------
                          Outstanding at December 31, 2001.............      653,605        $ 15.97
                                                                           =========        =======
                          Shares exercisable at December 31, 1999......      318,119        $ 16.58
                                                                           =========        =======
                          Shares exercisable at December 31, 2000......      424,954        $ 16.70
                                                                           =========        =======
                          Shares exercisable at December 31, 2001......      532,269        $ 16.31
                                                                           =========        =======


    At December 31, 2001, the range of exercise prices and weighted average remaining contractual life of outstanding options was $14.06 -- $21.63, and 6.3 years.

    The fair value of options granted during 2001, 2000 and 1999 was estimated to be immaterial on the date of grant. All options granted were non-qualified share options. This was determined using the Black-Scholes option pricing model with the following weighted average assumptions used:


                                                                         2001      2000     1999
                                                                       -------   -------  ------
                                 Risk-free interest rate...........      4.8%      6.5%     5.7%
                                 Dividend yield....................      9.7%     11.9%    11.2%
                                 Volatility........................     19.5%     19.0%    17.3%
                                 Weighted average expected life....      5.0       5.0      5.0



    We account for the Plans in accordance with Accounting Principles Board Opinion No. 25 under which no compensation cost has been recognized for stock option awards. There would be no material difference if compensation cost had been calculated consistent with the provisions of Statement of Financial Standards No. 123, "Accounting for Stock Based Compensation."

401(K) PLAN

    We sponsor a 401(k) defined contribution plan covering substantially all officers and employees of the Company which allows participants to defer up to a maximum of 17.5% of their compensation. We contribute up to a maximum of 50% of the employee's contribution for 2001 and 2000 and 25% for 1999, up to a maximum of 5% of an employee's annual compensation. During 2001, 2000 and 1999, our matching cash contributions were $154, $157 and $57, respectively.

16. FINANCIAL INSTRUMENTS

    Statement of Financial Accounting Standards No. 107 requires disclosure about fair value of all financial instruments. The carrying values of cash and cash equivalents, receivables, accounts payable and accrued expenses are reasonable estimates of their fair values because of the short maturity of these financial instruments. As of December 31, 2001 and 2000 the mortgages and notes payable amounts are also a reasonable estimate of their fair value because their interest rates approximate the current borrowing rates available to us.

17. QUARTERLY FINANCIAL DATA (UNAUDITED)

    The following table sets forth the quarterly results of continuing operations for the years ended December 31, 2001 and 2000 (in thousands, except per share amounts):


                                                                     EARNINGS PER  SHARE FROM     EARNINGS PER SHARE FROM
                                      REVENUES          INCOME         CONTINUING OPERATIONS      DISCONTINUED OPERATIONS
                                        FROM             FROM       ------------------------     ------------------------
                                     CONTINUING       CONTINUING       BASIC         DILUTED       BASIC        DILUTED
                                     OPERATIONS       OPERATIONS
                                     ------------    -----------    -----------    ----------    -----------    ----------
               2001
               Quarter ended:
                 March 31            $  23,184         $ 6,156        $ 0.75         $ 0.67        $ 0.02         $ 0.02
                 June 30                21,101           2,455          0.23           0.23          0.02           0.02
                 September 30           22,283           2,492          0.23           0.23          0.03           0.03
                 December 31            22,934           2,035          0.19           0.19          0.03           0.03
               2000(1)
               Quarter ended:
                 March 31            $  21,505         $ 3,055        $ 0.31         $ 0.31        $ 0.02         $ 0.02
                 June 30                20,812           4,797          0.55           0.52          0.02           0.02
                 September 30           21,287           2,520          0.23           0.23          0.03           0.03
                 December 31            23,527           1,943          0.15           0.15          0.03           0.03




-------------
(1) As of April 1, 2000, we changed our method of accounting for percentage rents, as required under the Securities and Exchange Commission's Staff Accounting Bulletin No. 101, "Revenue Recognition in Financial Statements." The newly adopted method requires us to recognize contingent percentage rental income only when the specified target that triggers this type of income is achieved. The cumulative effect of adopting this change in accounting is a reduction in percentage rental income as of January 1, 2000.

    Earnings per share amounts for each quarter are required to be computed independently, and therefore, may not equal the amount computed for the year.

    For the quarters ended during 2000, net income and basic and diluted earnings per share are before the cumulative effect of the change in accounting principle.

18. TRANSACTIONS WITH RELATED PARTIES

    In January 2001, we sold White Lake MarketPlace to Pontiac Mall Limited Partnership for cash of $20,200, resulting in a gain on sale of approximately $5,300. Various executive officers/trustees of the Company are partners in that partnership. The property was offered for sale, utilizing the services of a national real estate brokerage firm, and we accepted the highest offer from an unrelated party. Subsequently the buyer cancelled the agreement. Pontiac Mall Limited Partnership presented a comparable offer, which resulted in more favorable economic benefits to us. The sale of the property to Pontiac Mall Limited Partnership was entered into upon the unanimous approval of the independent members of our Board of Trustees.

    Under terms of an agreement with Pontiac Mall Limited Partnership, we continue to manage the property and receive management fees. In 2001, we received $70 in management fees from the partnership.


    At December 31, 2001, Ramco/Shenandoah LLC had a $12,469 unsecured note payable, due February 2002. We unconditionally guaranteed this debt and therefore we were contingently liable for this amount. Subsequent to December 31, 2001, Ramco/Shenandoah LLC obtained a mortgage note payable in the amount of $13,000 and used part of the proceeds to pay off the original note. We did not guarantee the subsequent financing.

    At December 31, 2001, we had a receivable from Rossford Development LLC in the amount of $369, due June 2002, with interest at 15%.

    We have management agreements with various partnerships and perform certain administrative functions on behalf of entities owned in part by certain trustees and/or officers of the Company. The following revenue was earned during the three years ended December 31, 2001 from these related parties:


                                                                         2001     2000     1999
                                                                        ------   ------  ------
                                Management fees.....................    $  322   $  391  $    787
                                Leasing fee income..................       ---       77       231
                                Acquisition fee.....................       163      ---       ---
                                Brokerage commission and other......        57        8         2
                                Payroll reimbursement...............        88       88        97
                                                                        ------   ------  --------
                                     Total..........................    $  630   $  564  $  1,117
                                                                        ======   ======  ========

    We had receivables from related entities in the amount of $355 at December 31, 2001 and $337 at December 31, 2000.

19.  SUBSEQUENT EVENTS

    Effective January 1, 2002, we adopted Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS 144). This statement requires that we account for shopping centers that have been disposed of, or that have been classified as property held for sale, as discontinued operations for all years presented in the Consolidated Statements of Income. On April 11, 2002, we sold Hickory Corners shopping center for cash of approximately $10,272, and the sale resulted in a gain of approximately $2,164, net of minority interest. Hickory Corners' results of operations have been included in income from discontinued operations in the Consolidated Statements of Income for the three years ended December 31, 2001, 2000 and 1999.

20. REAL ESTATE ASSETS

    Net Investment in Real Estate Assets at December 31, 2001


                                                                                                     INITIAL COST
                                                                                                      TO COMPANY
                                                                                                  ------------------
                                                                                                         BUILDING &
                                                                YEAR         YEAR      YEAR             IMPROVEMENTS
                     PROPERTY                LOCATION      CONSTRUCTED(A)  ACQUIRED  RENOVATED   LAND        (F)
              ---------------------      ----------------  --------------  --------  ---------  ------     -------
              ALABAMA
              Cox Creek Plaza.......     Florence, AL                        1997      2000       589       5,336
              FLORIDA
              Crestview Corners.....     Crestview, FL                       1997                 400       3,602
              Lantana Plaza.........     Lantana, FL                         1993               2,590       2,600
              Naples Towne Center...     Naples, FL             1983         1996                 218       1,964
              Pelican Plaza.........     Sarasota, FL                        1997                 710       6,404
              Shoppes of Lakeland...     Lakeland, FL                        1996               1,279      11,543
              Southbay Fashion Center    Osprey, FL                          1998                 597       5,355
              Sunshine Plaza........     Tamarac, FL                         1991      1998     1,748       7,452
              Village Lakes.........     Land O' Lakes, FL                   1997                 862       7,768
              GEORGIA
              Conyers Crossing......     Conyers, GA                         1998                 729       6,562
              Holcomb Center........     Alpharetta, GA                      1996                 658       5,953
              Indian Hills..........     Calhoun, GA                         1997                 706       6,355
              Mays Crossing.........     Stockbridge, GA                     1997                 725       6,532
              MARYLAND
              Crofton Plaza.........     Crofton, MD                         1991               3,201       6,499



                                                          GROSS COST AT
                                                         END OF PERIOD(B)
                                                       ---------------------

                                           SUBSEQUENT
                                           CAPITALIZED          BUILDING &            ACCUMULATED
                        PROPERTY              COSTS     LAND   IMPROVEMENTS   TOTAL  DEPRECIATION(C) ENCUMBRANCES
                 ----------------------    -----------  ----   ------------   -----  --------------  ------------
                 ALABAMA
                 Cox Creek Plaza.......       1,408      932       6,401      7,333        715      (d)
                 FLORIDA
                 Crestview Corners.....          21      400       3,623      4,023        378      (d)
                 Lantana Plaza.........       1,658    2,590       4,258      6,848        796      (d)
                 Naples Towne Center...         277      218       2,241      2,459        364      (d)
                 Pelican Plaza.........         155      710       6,559      7,269        818      (d)
                 Shoppes of Lakeland...         273    1,279      11,816     13,095      1,548      (d)
                 Southbay Fashion Center         89      597       5,444      6,041        510      (d)
                 Sunshine Plaza........      10,784    1,748      18,236     19,984      2,451      (d)
                 Village Lakes.........          44      862       7,812      8,674        786      (d)
                 GEORGIA
                 Conyers Crossing......         617      729       7,179      7,908        600      (d)
                 Holcomb Center........         582      658       6,535      7,193        875      (d)
                 Indian Hills..........          88      707       6,442      7,149        676      (d)
                 Mays Crossing.........          45      725       6,577      7,302        697      (d)
                 MARYLAND
                 Crofton Plaza.........       1,462    3,201       7,961     11,162      1,989      (d)



                                                                                                         INITIAL COST
                                                                                                           TO COMPANY
                                                                                                         ----------------
                                                                                                              BUILDING &
                                                                      YEAR         YEAR      YEAR             IMPROVEMENTS
                  PROPERTY                     LOCATION          CONSTRUCTED(A)  ACQUIRED  RENOVATED   LAND        (F)
        ----------------------------    ---------------------    --------------  --------  ---------   ----     ---------
        MICHIGAN
        Auburn Mile.................    Auburn Hills, MI              2000         1999               15,704          0
        Clinton Valley Mall.........    Sterling Heights, MI          1979         1996        1999    1,101      9,910
        Clinton Valley Shopping Center  Sterling Heights, MI          1979         1996                  399      3,588
        Eastridge Commons...........    Flint, MI                     1990         1996        1997    1,086      9,775
        Edgewood Towne Center.......    Lansing, MI                   1990         1996        1992      665      5,981
        Ferndale Plaza..............    Ferndale, MI                  1984         1996                  265      2,388
        Fraser Shopping Center......    Fraser, MI                                 1996                  363      3,263
        Jackson Crossing............    Jackson, MI                                1996        2000    2,249     20,237
        Jackson West................    Jackson, MI                   1996         1996        1999    2,806      6,270
        Lake Orion Plaza............    Lake Orion, MI                1977         1996                  470      4,234
        Madison Center..............    Madison Heights, MI                        1997        2000      817      7,366
        New Towne Plaza.............    Canton, MI                    1976         1996        1998      817      7,354
        Oak Brook Square............    Flint, MI                                  1996                  955      8,591
        Roseville Plaza.............    Roseville, MI                              1996        2001    1,403     13,195
        Southfield Plaza............    Southfield, MI                             1996        1999    1,121     10,090




        Taylor Plaza................    Taylor, MI                                 1996                 400       1,930
        Tel-Twelve Center...........    Southfield, MI                1968         1996        1997   3,819      43,181
        West Oaks I.................    Novi, MI                      1981         1996     1997-98       0       6,304
        West Oaks II................    Novi, MI                      1987         1996        2000   1,391      12,519
        White Lake Marketplace......    White Lake Township, MI       1999         1998               2,965           0




                                                              GROSS COST AT
                                                             END OF PERIOD(B)
                                                             ----------------
                                              SUBSEQUENT
                                              CAPITALIZED           BUILDING &           ACCUMULATED
                        PROPERTY                 COSTS     LAND    IMPROVEMENTS  TOTAL  DEPRECIATION(C)  ENCUMBRANCES
              ----------------------------    ----------- ------  -------------- -----  ---------------  ------------
              MICHIGAN
              Auburn Mile.................      12,104    24,945       2,863    27,808         99       21,000
              Clinton Valley Mall.........       4,256     1,101      14,166    15,267      1,600       (e)
              Clinton Valley Shopping Center       329       399       3,917     4,316        612       (d)
              Eastridge Commons...........       2,061     1,086      11,836    12,922      1,904       (e)
              Edgewood Towne Center.......           4       645       6,005     6,650        858       (d)
              Ferndale Plaza..............          47       265       2,435     2,700        352       (d)
              Fraser Shopping Center......         162       363       3,425     3,788        567       (e)
              Jackson Crossing............       7,687     2,249      27,924    30,173      3,851       (e)
              Jackson West................       6,216     2,806      12,486    15,292      1,771       7,636
              Lake Orion Plaza............          91       471       4,324     4,795        624       (e)
              Madison Center..............       2,794       817      10,160    10,977      1,145       10,294
              New Towne Plaza.............       1,503       817       8,857     9,674      1,218       (e)
              Oak Brook Square............         299       955       8,890     9,845      1,376       6,560
              Roseville Plaza.............       2,265     1,403      15,460    16,863      2,208       (e)
              Southfield Plaza............       1,300     1,121      11,390    12,511      1,613       (e)
              Taylor Plaza................          15       400       1,945     2,345        269       (d)
              Tel-Twelve Center...........      10,980     3,819      54,161    57,980      7,143       (e)
              West Oaks I.................       2,837         0       9,141     9,141      1,208       4,000
              West Oaks II................       5,728     1,391      18,247    19,638      2,154       6,244
              White Lake Marketplace......      (2,771)      194           0       194          0

                        RAMCO-GERSHENSON PROPERTIES TRUST

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



                                                                                                     INITIAL COST
                                                                                                      TO COMPANY
                                                                                                  -------------------
                                                                                                          BUILDING &
                                                               YEAR         YEAR      YEAR               IMPROVEMENTS
                   PROPERTY                 LOCATION      CONSTRUCTED(A)  ACQUIRED  RENOVATED    LAND         (F)
         ---------------------------    ----------------  --------------  --------  ---------    ----     ---------
          NORTH CAROLINA
          Hickory Corners...........    Hickory, NC                         1997       1999        798        7,192
          Holly Springs Plaza.......    Franklin, NC                        1997                   829        7,470
          Ridgeview Crossing........    Elkin, NC                           1997                 1,054        9,494
          OHIO
          Office Max Center.........    Toledo, OH             1994         1996                   227        2,042
          Spring Meadows Place......    Holland, OH            1987         1996       1997      1,662       14,959
          Troy Towne Center.........    Troy, OH               1990         1996       1996        930        8,372
          SOUTH CAROLINA
          Edgewood Square...........    North Augusta, SC                   1997                 1,358       12,229
          Taylors Square............    Greenville, SC                      1997                 1,581       14,237
          TENNESSEE
          Cumberland Gallery........    New Tazewell, TN                    1997                   327        2,944
          Highland Square...........    Crossville, TN                      1997                   913        8,189
          Northwest Crossing........    Knoxville, TN                       1997                 1,284       11,566
          Northwest Crossing II.....    Knoxville, TN          1999         1999                   570            0
          Stonegate Plaza...........    Kingsport, TN                       1997                   606        5,454
          Tellico Plaza.............    Lenoir City, TN                     1997                   611        5,510
          VIRGINIA
          Aquia Towne Center........    Stafford, VA                        1998                 2,187       19,776
          WISCONSIN
          West Allis Towne Centre...    West Allis, WI         1987         1996                 1,866       16,789
                                                                                               -------     --------
                                                                                     Totals    $70,611     $406,324
                                                                                               =======     ========




                                                          GROSS COST AT
                                                         END OF PERIOD(B)
                                                       --------------------
                                        SUBSEQUENT
                                        CAPITALIZED             BUILDING &                ACCUMULATED
                    PROPERTY               COSTS       LAND    IMPROVEMENTS     TOTAL   DEPRECIATION(C)  ENCUMBRANCES
           -------------------------    -----------    ----    ------------     -----   ---------------  ------------
           NORTH CAROLINA
           Hickory Corners...........          75        798        7,267        8,065          781     (d)
           Holly Springs Plaza.......          69        829        7,539        8,368          791     (d)
           Ridgeview Crossing........          78      1,054        9,572       10,626        1,001     (e)
           OHIO
           Office Max Center.........           0        227        2,042        2,269          289     (d)
           Spring Meadows Place......       1,069      1,662       16,028       17,690        2,526     5,446
           Troy Towne Center.........       1,070        930        9,442       10,372        1,387     (e)
           SOUTH CAROLINA
           Edgewood Square...........          30      1,358       12,259       13,617        1,279     (d)
           Taylors Square............         477      1,721       14,574       16,295        1,570     (e)
           TENNESSEE
           Cumberland Gallery........          22        327        2,966        3,293          316     (d)
           Highland Square...........          32        913        8,221        9,134          857     2,681
           Northwest Crossing........          49      1,284       11,615       12,899        1,218     (e)
           Northwest Crossing II.....       1,623        570        1,623        2,193           86
           Stonegate Plaza...........         107        606        5,561        6,167          580     (e)
           Tellico Plaza.............          10        611        5,520        6,131          576     (d)
           VIRGINIA
           Aquia Towne Center........         249      2,187       20,025       22,212        1,657     14,644
           WISCONSIN
           West Allis Towne Centre...          44      1,866       16,833       18,699        2,391     (e)
                                          -------    -------     --------    ---------     --------
                                          $80,414    $77,546     $479,803    $ 557,349     $ 61,080
                                          =======    =======     ========    =========     ========




----------

(a)        If prior to May 1996, constructed by a predecessor of the Company.

(b) The aggregate cost of land and buildings and improvements for federal income tax purposes is approximately $386 million.

(c) Depreciation for all properties is computed over the useful life which is generally forty years.

(d)        The property is pledged as collateral on the secured line of credit.

(e)        The property is pledged as collateral on secured mortgages.

(f) Refer to Footnote 2 for a summary of the Company's capitalization policies.


The changes in real estate assets and accumulated depreciation for the years ended December 31, 2001 and 2000 are as follows:



                                          REAL ESTATE ASSETS                2001             2000
                                 -----------------------------------    ------------     ------------
                                 Balance at beginning of period.....    $   557,995      $   542,955
                                 Land Development/Acquisitions......            140               --
                                 Capital Improvements...............         21,587           17,354
                                 Sale of Assets.....................        (22,373)          (2,314)
                                                                        -----------      -----------
                                 Balance at end of period...........    $   557,349      $   557,995
                                                                        ===========      ===========


                                        ACCUMULATED DEPRECIATION            2001             2000
                                   ----------------------------------    ---------       ---------
                                   Balance at beginning of period....    $  48,366       $  35,492
                                   Sales/Retirements.................         (944)             --
                                   Depreciation......................       13,658          12,874
                                                                         ---------       ---------
                                   Balance at end of period..........    $  61,080       $  48,366
                                                                         =========       =========


                        RAMCO-GERSHENSON PROPERTIES TRUST

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS
              FOR THE YEARS ENDED DECEMBER 31, 2001, 2000 AND 1999



                                                              BALANCE AT
                                                               BEGINNING    CHARGED                 BALANCE AT
                                                                OF YEAR   TO EXPENSE  DEDUCTIONS    END OF YEAR
                                                                -------   ----------  ----------    -----------
                                                                           (DOLLARS IN THOUSANDS)
                    Year ended December 31, 2001--
                      Allowance for doubtful accounts.....     $  1,283     $  735      $  245       $  1,773
                    Year ended December 31, 2000--
                      Allowance for doubtful accounts.....     $  1,490     $  330      $  537       $  1,283
                    Year ended December 31, 1999--
                      Allowance for doubtful accounts.....     $  1,298     $  559      $  367       $  1,490
